Exhibit 10.7

Execution Copy

CREDIT AGREEMENT

by and between

PACIFIC AURORA, LLC,

PACIFIC ETHANOL AURORA EAST, LLC

and

PACIFIC ETHANOL AURORA WEST, LLC

as Company

and

CoBank, ACB

as Lender

Dated as of December 15, 2016

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ARTICLE 7 Negative Covenants.	20
7.1 Indebtedness.	20
7.2 Liens.	21
7.3 Guaranties.	22
7.4 Loans and Investments.	22
7.5 Liquidations; Mergers; Consolidations; Acquisitions.	22
7.6 Dispositions of Assets or Subsidiaries.	22
7.7 Dividends and Related Distributions.	22
7.8 Affiliate Transactions.	23
7.9 Subsidiaries; Partnerships; and Joint Ventures.	23
7.10 Continuation of or Change in Business.	23
7.11 Fiscal Year.	23
7.12 Issuance of Stock.	23
7.13 Changes in Organizational Documents or Risk Management Policy of the Company.	23
7.14 Anti-Terrorism Laws.	23
7.15 Rail Car Leases.	24
7.16 Operating Leases.	24
7.17 Repurchase Agreements.	24
ARTICLE 8 Financial Covenants.	24
8.1 Working Capital.	24
8.2 Debt Service Coverage Ratio.	24
ARTICLE 9 Default.	24
9.1 Events of Default.	24
9.2 Remedies.	26
ARTICLE 10 Miscellaneous.	27
10.1 Amendments; Waivers; Severability.	27
10.2 Expenses; Indemnity; Damage Waiver.	27
10.3 Holidays.	28
10.4 Notices; Effectiveness; Electronic Communication.	29
10.5 Duration; Survival.	29
10.6 Successors and Assigns; Participations.	29
10.7 Confidentiality.	30
10.8 Counterparts; Integration; Effectiveness.	30
10.9 Governing Law.	31
10.10 SUBMISSION TO JURISDICTION; SERVICE OF PROCESS; VENUE; WAIVER OF JURY TRIAL.	31
10.11 USA Patriot Act Notice.	31
10.12 Keepwell.	31
ARTICLE 11 Special Inter-Company Provisions.	31
11.1 Certain Company Acknowledgments and Agreements.	31
11.2 Maximum Amount Of Joint and Several Liability.	32
11.3 Authorization.	32

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ANNEXES, SCHEDULES AND EXHIBITS

Annex A	Definitions and Rules of Construction
Annex B	Real Property Collateral

Schedule 5.2	Subsidiaries
Schedule 5.12(e)	Environmental Matters
Schedule 6.12(b)	Collateral Assignments of Material Agreements

Exhibit A	Form of Revolving Term Note
Exhibit B	Form of Support L/C Facility Note
Exhibit C	Form of Compliance Certificate

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, restated, modified or supplemented from time to time, the “Agreement”) is dated as of December 15, 2016, and is entered into by and between PACIFIC AURORA, LLC, a limited liability company organized and existing under the laws of Delaware (“PAL”), PACIFIC ETHANOL AURORA EAST, LLC, a limited liability company organized and existing under the laws of Delaware (“AE”), and PACIFIC ETHANOL AURORA WEST, LLC, a limited liability company organized and existing under the laws of Delaware (“AW”) (PAL, AE and AW are hereinafter referred to individually and collectively as the “Company”), and CoBank, ACB, a federally-chartered instrumentality of the United States (“CoBank”).

Upon the request of the Company, CoBank has agreed to provide the Company with the credit facilities described below. In consideration thereof and of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and CoBank hereby agree as follows:

ARTICLE 1        Certain Definitions and Rules of Construction. In addition to definitions established elsewhere in this Agreement, certain capitalized words and terms used in this Agreement are defined in Annex A to this Agreement, which is incorporated herein by reference and made a part hereof. In addition, Annex A sets forth the rules of construction and certain accounting principles applicable to this Agreement.

ARTICLE 2        The Credit Facilities. Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth herein, CoBank hereby establishes in favor of the Company the credit facilities, loans, and other financial accommodations described below (collectively, the “Facilities”). The Facilities shall be subject to and governed and secured by the terms and conditions contained in this Agreement, the Notes, and the other Loan Documents. The terms of each Note shall set forth the amount and duration of each Facility, the interest thereon, the fees applicable thereto, and the purpose thereof, as well as any other terms and conditions CoBank may elect to set forth therein, and the Company shall be subject thereto.

2.1             The Revolving Term Loan. CoBank hereby establishes in favor of the Company a revolving term credit facility as described below (the “Revolving Term Facility”).

(a)              Loans; Limitations. Subject to the terms and conditions of this Agreement, the Revolving Term Note and the other Loan Documents, prior to the Revolving Term Facility Expiration Date, upon the request of the Company, CoBank shall make loans to the Company under the Revolving Term Facility (each, a “Revolving Term Loan”); provided, that in no event shall CoBank be obligated to make a Revolving Term Loan that, when added to the then-current Revolving Term Facility Usage, would exceed at any time the Revolving Term Commitment. Within such limits and subject to the other terms and conditions of this Agreement and the other Loan Documents, the Company may borrow, repay, and reborrow under the Revolving Term Facility.

(b)             Revolving Term Note. Amounts owed under the Revolving Term Facility shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit A hereto and otherwise in form and substance satisfactory to CoBank, payable to the order of CoBank (as amended, restated, modified, supplemented, replaced, refinanced or renewed from time to time, the “Revolving Term Note”). The terms and provisions of the Revolving Term Note are incorporated herein by reference and made a part hereof. In the event of irreconcilable inconsistency between the terms hereof and the terms of the Revolving Term Note, the terms of the Revolving Term Note shall control.

(c)              Payment Dates. All principal, interest and fees outstanding under the Revolving Term Facility shall be due and payable pursuant to the Revolving Term Note except to the extent otherwise provided for in this Agreement.

(d)             Cash Management Arrangements. The Company and CoBank may enter into a CoBank Cash Management Agreement providing for the automatic advance by CoBank of Revolving Term Loans under the conditions set forth in such agreement, which conditions shall be in addition to the conditions set forth herein.

(e)              Protective Advances. CoBank is authorized by the Company (but shall have absolutely no obligation to), from time to time in CoBank’s sole discretion, to make Revolving Term Loans to or on behalf of the Company that CoBank deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Company pursuant to the terms of this Agreement, including payments of reimbursable expenses (including reasonable costs, fees, and expenses as described in Section 10.2) and other sums payable under the Loan Documents (any of such Revolving Term Loans are herein referred to as “Protective Advances”). Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied. The Protective Advances shall be secured by the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Libor Index Rate Loans.

2.2             Support L/C Facility. CoBank hereby establishes in favor of the Company a support letter of credit facility as described below (the “Support L/C Facility”).

(a)              Support L/C Facility. CoBank agrees to make loans to the Company in a principal amount not to exceed the Support L/C Facility Amount set forth in the Support L/C Facility Note (the “Support L/C Facility Loan”) upon the request of the Company made in accordance with the terms of the Support L/C Facility Note and this Agreement. The Support L/C Facility Loan shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit B hereto and otherwise in form and substance satisfactory to CoBank, payable to the order of CoBank (as amended, restated, modified, supplemented, replaced, refinanced or renewed from time to time, the “Support L/C Facility Note”). The terms and provisions of the Support L/C Facility Note are incorporated herein by reference and made a part hereof. In the event of irreconcilable inconsistency between the terms hereof and the terms of the Support L/C Facility Note, the terms of the Support L/C Facility Note shall control.

(b)             Support L/C Facility Fees. Accruing from the date hereof until the Support L/C Facility Expiration Date, the Company shall pay to CoBank a nonrefundable commitment fee equal to 4.00% per annum (computed on the basis of a year of 360 days and actual days elapsed) multiplied by the aggregate face amount of each Letter of Credit. Such fee shall be payable quarterly in arrears on the first day of each calendar quarter hereafter, commencing on April 1, 2017, and on the Support L/C Facility Expiration Date.

(c)              Letter of Credit Agreement and Application. Prior to the issuance of any Letter of Credit and as a condition thereof, the Company shall execute and deliver to CoBank a Reimbursement Agreement in such form as CoBank may specify (the “Reimbursement Agreement”). With respect to any Letter of Credit, the terms of the Reimbursement Agreement shall supplement the terms of this Agreement and shall apply to any Letter of Credit. The Company shall give notice to CoBank of its request for any Letter of Credit on a Business Day which is at least five (5) Business Days (or such lesser number of days as CoBank shall agree in any particular instance in its sole discretion) prior to the proposed date of issuance of any Letter of Credit (which shall be a Business Day). Such notice shall be accompanied by a letter of credit application in a form supplied by CoBank, fully completed and duly executed by the Company and in all respects satisfactory to CoBank, together with such other documentation as CoBank may request in support thereof (the “Application”). Any such Reimbursement Agreement and Application given by the Company to CoBank is incorporated herein by reference and made a part hereof and, in the event of any irreconcilable inconsistency between the terms of the Reimbursement Agreement and the terms of this Agreement or between the terms of the Application and the terms of this Agreement, the terms of this Agreement in each instance shall control.

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(d)             Reimbursement Obligation. The Company hereby unconditionally and irrevocably agrees to reimburse CoBank in full in immediately available funds for each payment and disbursement made by CoBank under any Letter of Credit no later than 3:00 p.m. (Mountain time) on the date that such payment or disbursement is made. In the event the Company fails to pay such reimbursement obligation in full by such time, the Company hereby authorizes CoBank to make a Support L/C Facility Loan under the Support L/C Facility Note if such payment of disbursement was made under any Letter of Credit, and the Company is hereby deemed to have requested a Support L/C Facility Loan, on that date in the amount of any unpaid reimbursement obligation then owing with respect to such payment and disbursement, and such advance may be made to and for the account of CoBank whether or not any condition to the making of a Support L/C Facility Loan is met; provided, however, that CoBank shall be under no obligation to make any such Support L/C Facility Loan. Any amount not reimbursed on the date of a payment or disbursement by CoBank under any Letter of Credit shall bear interest from the date of such payment or disbursement to the date that CoBank is reimbursed by the Company therefor (directly or by way of a Support L/C Facility Loan), payable on demand, at a rate per annum equal to the LIBOR Index Option provided for in the Support L/C Facility Note. CoBank will endeavor to notify the Company whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of CoBank to so notify the Company shall not affect the rights of CoBank in any manner whatsoever.

(e)              Payments under Support L/C Facility. All principal, interest and fees outstanding under the Support L/C Facility shall be due and payable pursuant to the Support L/C Facility Note except to the extent otherwise provided for in this Agreement.

2.3             Availability and Payments Generally.

(a)              Availability. Loans and advances will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized or directed by the Company on forms supplied or approved by CoBank. CoBank shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request, delegation or direction furnished by the Company in accordance with the terms of this Agreement, any Note, a Delegation Form or any other Loan Document.

(b)             Payments Generally. All payments and prepayments to be made in respect of the Obligations shall be payable prior to 3:00 p.m. (Mountain time) on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments or prepayments of Obligations shall be made (i) by wire transfer of immediately available funds to ABA No. 307088754 for advice to and credit of CoBank (or to such other account as CoBank may direct by written notice) or (ii) by check or ACH transfer, to CoBank at its office located at 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111 (or at such other place of payment designated by CoBank to the Company) for the account of CoBank in U.S. dollars and in immediately available funds. In the event that any payment on any Obligation is made by check by the Company, credit for payment by check shall be given as of the Business Day on which CoBank receives the check at the address designated by CoBank from time to time for delivery of payments by check. All notices by the Company to CoBank of payment or prepayment shall be irrevocable. CoBank’s statement of account, ledger, or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal, interest, and other Obligations owing under this Agreement, the Notes, and the other Loan Documents and shall be deemed an “account stated.” Any payment received by CoBank after 3:00 p.m. (Mountain time) shall be deemed received by CoBank on the next succeeding Business Day. All payments hereunder and under any Note, including all amounts designated as principal prepayments, shall be credited first to interest, costs, and lawful charges then accrued and the remainder to principal as provided herein or in any applicable Note or otherwise as CoBank in its sole discretion may determine.

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2.4             Interest Payment Dates. Interest on principal amounts subject to the Quoted Rate Option or LIBOR Index Option shall be: (a) calculated monthly in arrears as of the last day of each month and on the final maturity date of the Loans; and (b) due and payable monthly in arrears on the twentieth (20th) day of the following month (or on such other day in such month as CoBank shall require in a written notice to the Company) and at maturity (whether at stated maturity, by acceleration or otherwise) and after maturity on demand, and on the date of any payment or prepayment of any principal amount on the amount paid. Interest based on the Quoted Rate Option or LIBOR Index Option will be calculated in each case on the basis of the actual number of days elapsed in a year of 360 days.

2.5             Interest After Default. To the extent permitted by Law and notwithstanding any other term or condition of this Agreement, any Note or any other Loan Document, upon the occurrence of an Event of Default and until the time such Event of Default shall have been cured or waived in writing by CoBank: (a) each Loan outstanding hereunder shall bear interest at a rate per annum equal to the sum of (i) the rate of interest that would otherwise be applicable pursuant to each Note or this Agreement plus (ii) an additional 4.0% per annum; (b) all fees otherwise applicable pursuant to this Agreement, any Note or any other Loan Document shall be increased by an additional 4.0% per annum; (c) each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of (i) the rate of interest applicable under the LIBOR Index Option plus (ii) an additional 4.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and (d) the Company acknowledges that the increase in rates referred to in this paragraph reflects, among other things, the fact that the Loans outstanding and other Obligations have become a substantially greater risk given their default status and that CoBank is entitled to additional compensation for such risk. All such interest shall be payable by the Company upon demand by CoBank.

2.6             Right to Prepay. The Company shall have the right at its option from time to time to prepay any of the Loans in whole or in part without premium or penalty, except as may be otherwise set forth in a Note and except as provided in Sections 3.1, 3.4 and 10.2; provided, that the Company agrees, upon any prepayment of the Loans or reduction or termination of the Revolving Term Commitment or Support L/C Facility Amount (a) prior to December 1, 2017 in connection with third party financing received by the Company, to pay CoBank a prepayment penalty equal to 2.0% of the amount of such prepayment, reduction or termination and (b) on or after December 1, 2017 but prior to December 1, 2018 in connection with third party financing received by the Company, to pay CoBank a prepayment penalty equal to 1.0% of the amount of such prepayment, reduction or termination. Whenever the Company desires to prepay all or any part of the Loans, it shall provide a prepayment notice to CoBank by 1:00 p.m. (Mountain time) at least three (3) Business Days prior to the date of prepayment of any Loans to which the Quoted Rate Option applies and by 1:00 p.m. (Mountain time) on the same Business Day of prepayment of any Loans to which the LIBOR Index Option applies, setting forth in each case the following information: (a) the date, which shall be a Business Day, on which the proposed prepayment is to be made; (b) a statement indicating the application of the prepayment between the various Facilities (if more than one hereunder); (c) a statement indicating the application of the prepayment among Loans to which the Quoted Rate Option applies and Loans to which the LIBOR Index Option applies; and (d) the principal amount of such prepayment, which shall be in the minimum principal amount of the lesser of (i) $100,000 for each Loan or (ii) the then outstanding amount of the Loan being prepaid. Unless otherwise agreed to by CoBank, all prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the LIBOR Index Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as otherwise provided in this Agreement or a Note, if the Company prepays a Loan but fails to specify the applicable Loan which the Company is prepaying, the prepayment shall be applied (i) first to Loans made under the Revolving Term Loan and then to the Support L/C Facility Loan; and (ii) after giving effect to the allocations in clause (i) above, first to Loans to which the LIBOR Index Option applies and then to Loans to which the Quoted Rate Option applies. Any prepayment of a Loan under the Quoted Rate Option shall be subject to the Company’s obligation to indemnify CoBank for break funding damages and costs to the extent provided in Section 3.4.

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2.7             Fees. The Company shall pay CoBank: (a) a SyndTrak fee of $5,000 on the Closing Date; (b) an administrative fee of $5,000 on the Closing Date and on each December 1 thereafter, commencing on December 1, 2017; (c) an origination fee on the Revolving Term Facility of $180,000 on the Closing Date; and (d) an origination fee on the Support L/C Facility of $3,000 on the Closing Date. Any such fees shall be fully earned when paid and shall not be refundable for any reason.

ARTICLE 3        Increased Costs; Taxes; Illegality; Indemnity.

3.1             Increased Costs.

(a)              Increased Costs Generally. If any Change in Law shall:

(i)               impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, CoBank;

(ii)             subject CoBank to any Taxes of any kind whatsoever with respect to this Agreement, any Note, Letter of Credit, or any other Loan Document, or any Loan hereunder or any other Obligation, or change the basis of taxation of payments to CoBank in respect thereof (except for Indemnified Taxes or Other Taxes covered below and the imposition of, or any change in the rate of, any Excluded Tax payable by CoBank); or

(iii)           impose on CoBank or the London interbank market any other condition, cost, or expense (other than Taxes) affecting this Agreement, any Note, Letter of Credit, or any other Loan Document, or any Loan made by CoBank;

and the result of any of the foregoing shall be to increase the cost to CoBank of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by CoBank hereunder (whether of principal, interest or any other amount) then, upon request of CoBank, the Company will pay to CoBank such additional amount or amounts as will compensate CoBank for such additional costs incurred or reduction suffered.

(b)             Certificates for Reimbursement. A certificate of CoBank setting forth the amount or amounts necessary to compensate CoBank as specified in this Section 3.1 and delivered to the Company shall be conclusive absent manifest error. The Company shall pay CoBank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(c)              Delay in Requests. Failure or delay on the part of CoBank to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of CoBank’s right to demand such compensation; provided that the Company shall not be required to compensate CoBank pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than 180 days prior to the date that CoBank notifies the Company of the Change in Law giving rise to such increased costs or reductions or of CoBank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

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3.2             Taxes.

(a)              Payments Free of Taxes. Any and all payments by or on account of any Obligation of the Company hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of CoBank) requires the deduction or withholding by CoBank of any Tax from any such payment, then CoBank shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) CoBank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)             Payment of Other Taxes by the Company. Without limiting the provisions of the foregoing clause (a) directly above, the Company shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of CoBank timely reimburse it for the payment of, any Other Taxes.

(c)              Indemnification by the Company. The Company shall indemnify CoBank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by CoBank or required to be withheld or deducted from a payment to CoBank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered by CoBank to the Company shall be conclusive absent manifest error.

(d)             Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to an Official Body, the Company shall deliver to CoBank the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to CoBank.

(e)              Treatment of Certain Refunds. If CoBank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts to CoBank pursuant to this Section 3.2, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company to CoBank under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all expenses (including Taxes) of CoBank, and without interest (other than any interest paid by the relevant Official Body to CoBank with respect to such refund). The Company, upon request of CoBank, shall repay to CoBank any amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event CoBank is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this paragraph, in no event will CoBank be required to pay any amount to the Company pursuant to this paragraph the payment of which would place CoBank in a less favorable net after-Tax position than CoBank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require CoBank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other person or entity.

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3.3             LIBOR Index Rate Unascertainable; Illegality.

(a)              Unascertainable. If, on any date on which a LIBOR Index Rate would otherwise be determined, CoBank shall have determined that:

(i)               adequate and reasonable means do not exist for ascertaining such LIBOR Index Rate, or

(ii)             a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Index Rate,

then in either case CoBank shall have the rights specified in Section 3.3(c).

(b)             Illegality. If at any time CoBank shall have determined that the making, maintenance or funding of any Loan to which the LIBOR Index Option applies has been made impracticable or unlawful by compliance by CoBank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then CoBank shall have the rights specified in Section 3.3(c).

(c)                   CoBank’s Rights. In the case of an event specified in Section 3.3(a) or 3.3(b), CoBank shall so notify the Company thereof, and in the case of an event specified in Section 3.3(b), such notice shall describe the specific circumstances of such event. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of CoBank to allow the Company to select, convert to or renew a LIBOR Index Option shall be suspended until CoBank shall have later notified the Company of CoBank’s determination that the circumstances giving rise to such previous determination no longer exist. If at any time CoBank makes a determination under Section 3.3(a) and the Company has previously notified CoBank of its selection of, conversion to or renewal of a LIBOR Index Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Quoted Rate Option with respect to such Loans. If CoBank notifies the Company of a determination under Section 3.3(b), the Company shall, subject to the Company’s indemnification Obligations under Section 3.4, as to any Loan of the Company to which a LIBOR Index Option applies, as applicable, on the date specified in such notice either convert such Loan to the Quoted Rate Option with respect to such Loan or prepay such Loan in accordance with Section 2.6. Absent due notice from the Company of conversion or prepayment, such Loan shall automatically be converted to the Quoted Rate Option with respect to such Loan upon such specified date. Notwithstanding any provision in the Loan Documents to the contrary and solely for purposes of this paragraph, the Quoted Rate Option shall mean a Quoted Rate that is fixed for a 30 day period and equal to the cost of funds of CoBank plus 4.00% per annum.

3.4             Indemnity. (a)The Company hereby agrees that upon demand by CoBank, the Company will indemnify CoBank against any loss or expense that CoBank may have sustained or incurred (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by CoBank to fund or maintain Quoted Rate Option Loans) or that CoBank may be deemed to have sustained or incurred, as reasonably determined by CoBank, (a) as a consequence of any failure by the Company to make any payment when due of any amount due hereunder in connection with any Quoted Rate Option Loans, (b) due to any failure of the Company to borrow or convert any Quoted Rate Option Loans on a date specified therefor in a notice thereof, or (c) due to any payment or prepayment of any Quoted Rate Option Loans on a date other than the last day of the applicable period of such Quoted Rate for such Quoted Rate Option Loan. For this purpose, all Loan Requests shall be deemed to be irrevocable. Notwithstanding the foregoing, in the event of a conflict between the provisions of this Section 3.4 and of the broken funding charge section of a forward fix agreement between CoBank and the Company, the provisions of the forward fix agreement shall control.

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ARTICLE 4        Conditions Precedent. The obligation of CoBank to provide any Facility or to make, issue, renew, or convert any Loan or Letter of Credit under this Agreement, any Note or any other Loan Document is subject to the ongoing performance by the Company of its obligations to be performed under this Agreement, the Notes, and each other Loan Document and to the satisfaction of all conditions set forth in this Agreement, the Notes, and each other Loan Document, including the following conditions:

4.1             Initial Loans and Letters of Credit.

(a)              Deliveries. No later than the Closing Date (or such later date as CoBank shall specify in its sole discretion), CoBank shall have received each of the following (which, in the case of instruments and documents, must (unless otherwise stated below) be originals, duly executed, and in form and substance satisfactory to CoBank):

(i)               This Agreement, the Notes, the Working Capital Maintenance Agreement and the Environmental Indemnity and Reimbursement Agreement duly executed by an Authorized Officer of the applicable Loan Parties;

(ii)             A Delegation Form;

(iii)           (A) all resolutions and other corporate or other organizational action taken by the Loan Parties in connection with this Agreement and the other Loan Documents; (B) the names and titles of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of the Organizational Documents of the Loan Parties as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of the Loan Parties in each state where organized or qualified to do business;

(iv)            A security agreement duly executed by an Authorized Officer of the Company granting to CoBank a first priority Lien, subject only to Permitted Liens, on all Personal Property Collateral of the Company, whether now owned or hereafter acquired, and UCC-1 Financing Statements;

(v)             Evidence, including a Lien search in acceptable scope from a provider satisfactory to CoBank, that the security interests in and Liens on the Collateral are valid, enforceable, and properly perfected in a manner acceptable to CoBank and prior to all other Liens (other than Permitted Liens);

(vi)            An executed landlord’s waiver or other lien waiver agreement from the lessor, warehouse operator, or other applicable Person for each Collateral location as required under or in connection with any security agreement;

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(vii)          Mortgages or deeds of trust in recordable form and duly executed by an Authorized Officer of the Company, in a face amount of no less than $61,000,000, granting to CoBank a first priority Lien (subject only to Permitted Liens) on the Real Property Collateral;

(viii)        A commitment to issue an ALTA lender’s title insurance policy, in a form and from a title insurance company acceptable to CoBank, in a face amount of no less than $30,500,000, insuring CoBank’s first priority Lien on the Real Property Collateral, with only such exceptions as may be approved by CoBank, together with such endorsements as CoBank may require (the “Title Policy”);

(ix)            An appraisal of the Real Property Collateral which indicates that the Real Property Collateral has an appraised value of $150,000,000 or more and which is otherwise satisfactory to Agent;

(x)             Surveys of the Real Property Collateral satisfactory to CoBank, with identification of each item with the corresponding exception number from the Title Policy, together with a certificate of the surveyor or other Person acceptable to CoBank that the Real Property Collateral is or is not, as the case may be, in a special flood hazard area for purposes of the National Flood Insurance Program;

(xi)            Evidence that the Company has taken all actions required under the Flood Laws or requested by CoBank to assist in ensuring that CoBank is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing CoBank with the address or GPS coordinates of each structure on any real property that will be subject to mortgages or deeds of trust, and to the extent required under Section 6.6, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;

(xii)          A written opinion of counsel for the Company, dated no later than the Closing Date, in form and substance and from counsel reasonably satisfactory to CoBank;

(xiii)        Evidence that adequate insurance, including flood insurance on any Real Property Collateral, if applicable, required to be maintained under this Agreement or any other Loan Document is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to CoBank and counsel (retained, engaged or employed by CoBank) naming CoBank as additional insured, mortgagee and lender loss payee;

(xiv)         Evidence of filing of all Official Body consents, approvals and filings, and all material third party consents and approvals required to effectuate the transactions contemplated hereby;

(xv)          Phase I environmental assessments of the Real Property Collateral performed by an environmental assessment firm satisfactory to CoBank or other environmental assessments and due diligence satisfactory to CoBank;

(xvi)         Evidence of compliance with Section 6.2 and a favorable determination of eligibility of the Company to borrow from CoBank;

(xvii)       A complete copy of the fully executed JV Agreement and Closing Documents. The JV shall have been, or substantially simultaneously with the making of the first Loan hereunder, shall be, consummated in accordance with the JV Agreement and Closing Documents, without any amendment to or waiver of any terms or conditions of the JV Agreement and Closing Documents not approved by CoBank (such approval not to be unreasonably withheld or delayed). CoBank shall have received copies of all material due diligence relating to the JV;

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(xviii)     A pro forma balance sheet of the Company as of the Closing Date which gives effect to the JV, the transactions contemplated thereby and the financing thereof, together with a duly completed Compliance Certificate as of the Closing Date, in each case, certified by the Chief Executive Officer, President, Chief Financial Officer, Controller or comparable Authorized Officer of the Company as having been prepared in good faith and fairly presenting in all material respects the financial position of the Company as of the date thereof. Such pro forma balance sheet and Compliance Certificate shall certify that the Working Capital of the Consolidated Group is not less than $23,000,000 as of the Closing Date;

(xix)         A sources and uses statement for the JV, certified by the Chief Executive Officer, President, Chief Financial Officer, Controller or comparable Authorized Officer of the Company as having been prepared in good faith and fairly presenting in all material respects the sources and uses for the JV;

(xx)          A payoff letter from Citibank, N.A. confirming the amount required to pay off all Indebtedness owing to such lender by the Company and confirming the discharge, release and termination of all Liens on the property of the Company;

(xxi)         Lien releases from Metropolitan Life Insurance Company confirming the discharge, release and termination of all Liens on the property of the Company;

(xxii)       A copy of the Risk Management Policy of the Company; and

(xxiii)     All other Loan Documents and due diligence materials as CoBank or its counsel may request in connection with this Agreement or any of the foregoing documents, instruments, or agreements.

(b)             Payment of Fees. The Company shall have paid all fees and expenses of CoBank, if any, payable on or before the Closing Date as required by this Agreement or any other Loan Document.

4.2             Each Loan. At the time of the making of any Loan or the issuing, extending, or increasing of any Letter of Credit (including the initial Loan or Letter of Credit) and after giving effect to each such proposed extension(s) of credit, the Company hereby certifies to CoBank that at such time (and each request by the Company for a Loan or for the issuance, extension, or increase of any Letter of Credit is hereby deemed to be such certification):

(a)              the representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects;

(b)             no Event of Default or Default has occurred and is continuing;

(c)              the making of the Loan or the issuance, extension, or increase of any Letter of Credit does not contravene any Law applicable to CoBank or the Company or any Subsidiary of the Company;

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(d)             no Material Adverse Change has occurred since the date of the last audited financial statements of the Company delivered to CoBank;

(e)              the Company has satisfied any other conditions precedent set forth in each applicable Loan Document; and

(f)              the Company has delivered to CoBank a duly executed and completed Loan Request or an Application for any Letter of Credit, as the case may be.

ARTICLE 5        Representations and Warranties. The Company represents and warrants to CoBank as of the date of this Agreement and as of the making of any Loan or the issuing, extending, or increasing of any Letter of Credit, as follows:

5.1             Compliance with Loan Documents. The Company is in compliance with all of the terms of this Agreement and the other Loan Documents, and no Event of Default or Default exists.

5.2             Subsidiaries. The Company has no Subsidiaries other than those which are set forth on Schedule 5.2, and all information provided on Schedule 5.2 is complete, true and correct. All stock and other equity interests in the Company and in each Subsidiary are owned free and clear of all Liens other than Permitted Liens. The stock or other equity interests of the Company and each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and non-assessable.

5.3             Organization; Compliance with Law; Ownership; Investment Companies.

(a)              The Company and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it conducts or proposes to conduct, and (iii) is duly qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it makes such qualification necessary.

(b)             The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws.

(c)              The Company and each of its Subsidiaries (i) has good and marketable title to or a valid leasehold interest in all of its properties, assets, and other rights it purports to own, free and clear of all Liens except Permitted Liens and (ii) owns or possesses all material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits, and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted, without known, possible, alleged, or actual conflict with the rights of others. Neither the Company nor any of its Subsidiaries is an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.4             Power and Authority; Binding and Enforceable Agreement.

(a)                   The Company has full limited liability company power to enter into, execute, deliver, carry out, incur the indebtedness contemplated by, and perform its Obligations under, the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(b)                  This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by an Authorized Officer on behalf of the Company, to the extent it is a party thereto, and (ii) constitutes the legal, valid, and binding obligations of the Company, to the extent it is a party thereto, enforceable against the Company in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, or similar laws or equitable principles affecting creditors’ rights generally.

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(c)                   There exist no claims, deductions, defenses, or set-offs of any nature against any amount due or to become due under any Note or other Loan Document.

5.5             Historical Financial Statements; Solvency. The Company has delivered to CoBank copies of the audited consolidated and consolidating, as applicable, year-end financial statements of PEI for and as of the end of the fiscal year ended December 31, 2015, together with copies of the unaudited consolidated and consolidating, as applicable, interim financial statements of PEI for the quarter ended September 30, 2016 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by PEI, are correct and complete and fairly represent the consolidated financial condition of PEI as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year end audit adjustments. The assumptions constituting the basis on which the Company prepared the budgets and projections provided to CoBank and developed the numbers set forth therein were developed in good faith, based on all information known to the Company at such time, including without limitation the JV Agreement and Closing Documents, the representations and warranties contained therein and the Schedules attached thereto, it being understood that such budgets and projections are subject to inherent uncertainties and do not constitute a guaranty of future performance. Before and after giving effect to the Loans and any Letter of Credit made or issued by CoBank hereunder and under each Note, each of PAL, AE and AW is solvent.

5.6             Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary of the Company at law or in equity which individually or in the aggregate may result in any Material Adverse Change. Neither the Company nor any Subsidiary of the Company is in violation of any order, writ, injunction, or decree of any Official Body which may result in any Material Adverse Change.

5.7             Taxes. All federal, state, local, and other tax returns required to have been filed with respect to the Company and its Subsidiaries have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments, and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments, or other governmental charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.8             Margin Stock. No part of the proceeds of any Loan or Letter of Credit made or issued by CoBank has been or will be used, whether directly or indirectly, for any purpose that has resulted or will result in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System.

5.9             No Conflict; Etc. The execution, delivery, or performance of any Loan Document by the Company will not conflict with, constitute a default under or result in any breach of (a) the terms and conditions of any certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, or other Organizational Documents of the Company or (b) any Law or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien whatsoever upon any property (now or hereafter acquired) of the Company or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under any such material agreement (referred to above) and neither the Company nor any Subsidiary of the Company is bound by any contractual obligation, or subject to any restriction in any Organizational Document, or any requirement of Law which could result in a Material Adverse Change. No consent, approval, exemption, order, or authorization of, or registration or filing with, any Official Body or any other Person is required by any Law or any agreement or Organizational Document in connection with the execution, delivery, or performance of any Loan Document. The proceeds of each Loan and Letter of Credit provided by CoBank shall be used for the purposes set forth in the applicable Note and as permitted by applicable Law.

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5.10          Full Disclosure; Application is True and Correct. No Loan Document nor any other certificate, statement, agreement, or document furnished to CoBank in connection with this Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company is not aware of any Material Adverse Change which has not been disclosed in writing to CoBank. All representations and warranties set forth in the New Borrower Application for Credit (Cooperatives) given at any time and from time to time by the Company to CoBank are and remain true and correct in all material respects, except to the extent corrected or supplemented by this Agreement and the Schedules hereto.

5.11          Insurance.

(a)                   The properties of the Company and of each of its Subsidiaries are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage meeting the requirements of Section 6.6.

(b)             The Company, to the extent required under the Flood Laws, has obtained flood insurance for such structures and contents constituting Collateral located in a flood hazard zone pursuant to policies that are valid and in full force and effect and which provide coverage meeting the requirements of Section 6.6.

5.12          Environmental Matters.

(a)              The facilities and properties currently or formerly owned, leased or operated by the Company (the “Properties”) do not contain any Hazardous Materials attributable to the Company’s ownership, lease or operation of the Properties in amounts or concentrations or stored or utilized which (i) constitute or constituted a violation of Environmental Laws, or (ii) could reasonably be expected to give rise to any Environmental Liability;

(b)             The Company has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to their activities at any of the Properties or the business operated by the Company (the “Business”), or any prior business for which the Company has retained liability under any Environmental Law;

(c)              Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to any Environmental Liability for the Company, nor have any Hazardous Materials been generated, treated, stored or disposed of by or on behalf of the Company at, on or under any of the Properties in violation of Environmental Laws, or in a manner that could reasonably be expected to give rise to, Environmental Liability; and

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(d)             The Company and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws.

(e)                   The representations and warranties set forth in this Section 5.12 are qualified in their entirety by reference to the Phase 1 environmental assessments, notices and letters delivered by the Company to CoBank with respect to the Real Property Collateral and the matters set forth on Schedule 5.12(e).

5.13          ERISA.

(a)                   Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)             (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan for the applicable plan year); (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

ARTICLE 6        Affirmative Covenants. The Company covenants and agrees that until Payment In Full, the Company shall be in compliance at all times with the following covenants:

6.1             Reporting Requirements. The Company shall furnish or cause to be furnished to CoBank:

(a)              Monthly Financial Statements of the Company. As soon as available and in any event within thirty (30) days after the end of each month, financial statements of the Company and its Consolidated Subsidiaries, if any, consisting of a consolidated balance sheet as of the end of each such month and related consolidated statements of income for the month then ended and the fiscal year through that date, and such other interim statements as CoBank may specifically request, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer, Controller or comparable Authorized Officer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

(b)             Annual Financial Statements of the Company. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, financial statements of the Company and its Consolidated Subsidiaries, if any, consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income and cash flows for the fiscal year then ended and all notes and schedules relating thereto, all prepared in accordance with GAAP and in reasonable detail, and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally-recognized or industry-accepted standing and otherwise satisfactory to CoBank. The certificate or report of accountants shall be free of qualifications, shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement, or duty of the Company under any of the Loan Documents and shall otherwise be satisfactory to CoBank.

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(c)              Certificate of the Company. Together with each set of financial statements furnished to CoBank pursuant to clauses (a) and (b) directly above, a certificate of the Company, substantially in the form of Exhibit C hereto and otherwise in form and content acceptable to CoBank, signed by an Authorized Officer (i) setting forth calculations showing compliance with each of the financial covenants set forth in Article 8 as of the end of the period for which such statements are being furnished and (ii) certifying that no Event of Default or Default has occurred during the period covered by such financial statements or, if an Event of Default or Default has occurred, a description thereof and all actions taken or to be taken to remedy same (a “Compliance Certificate”).

(d)                  Financial Projections of the Company. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, financial projections of the Company for the then current fiscal year, together with an explanation of the assumptions used to forecast such financial projections.

(e)                   Quarterly Financial Statements of the Guarantors. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of each Guarantor, financial statements of each such Guarantor, consisting of a consolidated and consolidating (if applicable) balance sheet as of the end of each such fiscal quarter and related consolidated and consolidating (if applicable) statements of income for the fiscal quarter then ended and the fiscal year through that date, and such other interim statements as CoBank may specifically request, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer, Controller or comparable Authorized Officer of each such Guarantor as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. To the extent any Guarantor files periodic reports with the Securities and Exchange Commission via its EDGAR system, the filing of a Form 10-Q by such Guarantor within forty-five (45) days after the end of the applicable fiscal quarter of such Guarantor shall be deemed to constitute delivery of the financial statements of such Guarantor to CoBank with respect to such fiscal quarter, as required under this paragraph.

(f)                   Annual Financial Statements of the Guarantors. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of each Guarantor, financial statements of each such Guarantor, consisting of a consolidated and consolidating (if applicable) balance sheet as of the end of such fiscal year, and related consolidated and consolidating (if applicable) statements of income and cash flows for the fiscal year then ended and all notes and schedules relating thereto, all prepared in accordance with GAAP and in reasonable detail, and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally-recognized or industry-accepted standing and otherwise satisfactory to CoBank. The certificate or report of accountants shall be free of qualifications, shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement, or duty of each such Guarantor under any of the Loan Documents and shall otherwise be satisfactory to CoBank. To the extent any Guarantor files periodic reports with the Securities and Exchange Commission via its EDGAR system, the filing of a Form 10-K by such Guarantor within one hundred twenty (120) days after the end of the applicable fiscal year of such Guarantor shall be deemed to constitute delivery of the financial statements of such Guarantor to CoBank with respect to such fiscal year, as required under this paragraph.

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(g)             Notices.

(i)               Material Adverse Change; Default. Promptly after any officer of the Company has learned of the occurrence of a Material Adverse Change or an Event of Default or Default, notice of such Material Adverse Change or Event of Default or Default and the action which the Company proposes to take with respect thereto.

(ii)             Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings, or investigations before or by any Official Body or any other Person against the Company or any Subsidiary of the Company which, if adversely determined, could constitute an Event of Default, Default, or Material Adverse Change.

(iii)           Environmental Litigation, Etc. Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a cleanup or other response under Environmental Laws, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged material violations of such Environmental Laws, or which claim personal injury or property damage to any person as a result of Hazardous Materials.

(iv)            Erroneous Financial Information. Immediately in the event that any Loan Party or its accountants conclude or advise that any previously issued financial statement, audit report, or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice of the same.

(v)             Ethanol or Distillers Grain Marketers. Promptly after the occurrence thereof, notice of (A) any change in the marketers used by the Company for ethanol or distillers grain and (B) the entry into any agreement or other contract, or any material amendment, restatement or other modification thereof, by the Company related to the marketing of ethanol or distillers grain, together with a duly executed copy thereof.

(vi)            ERISA Event. Immediately upon the occurrence of any ERISA Event, notice of the same.

(vii)          Other Reports. Promptly upon their becoming available to the Company (but in any event within the time period (if any) specified therefor below):

(1)             Management Letters. Any reports including management letters submitted to the Company by independent accountants in connection with any annual, interim, or special audit, to be supplied not later than 30 days after receipt by the Company thereof; and

(2)             SEC Reports; Shareholder Communications. To the extent the Company is or becomes an SEC reporting company, public reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Company with the SEC to be supplied not later than 30 days after the date of such filing (provided that separate delivery shall not be required to the extent the same is publicly filed on the SEC’s EDGAR system); and

(3)             Other Information. Such other reports and information as CoBank may from time to time reasonably request.

6.2             CoBank Equity; Patronage; Statutory Lien.

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(a)              CoBank Equity. So long as CoBank is a lender hereunder, the Company will acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be required to purchase in CoBank in connection with the Loans and other financial accommodations made hereunder by CoBank may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into. The Company acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders, and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the Company’s stock and other equities in CoBank acquired by the Company in connection with its patronage loans from CoBank (the “CoBank Equities”) as well as CoBank’s capitalization requirements, and agrees to be bound by the terms thereof.

(b)             Patronage. The Company acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Company’s patronage with CoBank, (y) the Company’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (z) patronage distributions, if any, in the event of a sale by CoBank of a participation interest in the Loans and other financial accommodations made hereunder. CoBank reserves the right to assign or sell participations on a non-patronage basis in all or any part of its commitments or outstanding Loans and other financial accommodations made hereunder.

(c)              Statutory Lien. The Company acknowledges that CoBank has a statutory first Lien pursuant to the Farm Credit Act of 1971, as amended from time to time, on all CoBank Equities that the Company may now own or hereafter acquire, which statutory Lien shall secure the Obligations due to CoBank and be for CoBank’s sole and exclusive benefit. The CoBank Equities shall not constitute security for obligations due to any other lender or participant hereunder (other than a Subsidiary or Affiliate of CoBank). To the extent that any of the Loan Documents creates a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of the Company (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to sharing with any other lender or participant hereunder (other than a Subsidiary or Affiliate of CoBank to the extent any Obligations are owing by the Company to any of them). Neither the CoBank Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, CoBank may elect to apply the cash portion of any patronage distribution or retirement of CoBank Equities to amounts due to CoBank under this Agreement. The Company acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Company. CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default, or any other breach or default by the Company, or at any other time, either for application to the Obligations or otherwise.

6.3             Collateral Security. Payment and performance of the Obligations shall be secured by first priority perfected Liens on all personal property of the Company (the “Personal Property Collateral”) and by a first priority recorded Lien on all real property and improvements of the Company, including the fee estate of the Company in the real property and improvements described in Annex B to this Agreement (the “Real Property Collateral”), in each case, whether now owned or hereafter acquired (the Personal Property Collateral and the Real Property Collateral are collectively referred to as the “Collateral”), subject only to Permitted Liens or other exceptions approved in writing by CoBank. Prior to or substantially contemporaneously with the date of this Agreement and at such other times as CoBank may request (including each time the Company acquires any real property or any personal property not already subject to the Lien required herein), the Company shall execute and deliver to CoBank such security agreements, pledge agreements, assignments, mortgages, deeds of trust, and other documents and agreements requested by CoBank for the purpose of creating, perfecting, and maintaining a perfected Lien on the Collateral, subject only to Permitted Liens or other exceptions approved in writing by CoBank. The Company hereby authorizes CoBank to file such Uniform Commercial Code financing statements as CoBank reasonably determines are necessary or advisable to perfect the security interests in and Liens on the Collateral.

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6.4             Preservation of Existence; Eligibility to Borrow; Etc. Except as expressly permitted by Section 7.5 or Section 7.6, the Company shall, and shall cause each of its Subsidiaries to, (a) maintain its legal existence in the form in which it exists as of the date of this Agreement in its jurisdiction of organization, and its qualification and good standing in each jurisdiction where such qualification is required; and (b) obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by Law. The Company shall, at all times, be an entity eligible to borrow from CoBank and shall comply in all material respects with the provisions of its Organizational Documents and any patron or member investment program it may have.

6.5             Payment of Liabilities; Including Taxes; Etc. The Company shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all Taxes, assessments, and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that any such liabilities are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made and provided further that such proceedings shall operate to stay levy and execution on any Collateral.

6.6             Maintenance of Insurance.

(a)              The Company shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by CoBank. Such insurance policies shall contain additional insured, mortgagee and lender loss payable special endorsements in form and substance satisfactory to CoBank naming CoBank additional insured, mortgagee and lender loss payee, as applicable, and providing CoBank with notice of cancellation acceptable to CoBank.

(b)             The Company shall, to the extent required under the Flood Laws, obtain and maintain flood insurance for such structures and contents constituting Collateral located in a flood hazard zone, in such amounts as similar structures and contents are insured by prudent companies in similar circumstances carrying on similar businesses and otherwise reasonably satisfactory to CoBank. If the Company fails to obtain and maintain, at any time, such flood insurance, CoBank may, in its sole discretion, obtain such flood insurance on behalf of the Company on such Collateral at the Company’s cost and expense.

6.7             Maintenance of Properties. The Company shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order, and condition (ordinary wear and tear excepted), all of those properties (regardless whether owned or leased) useful or necessary to its business.

6.8             Visitation and Inspection Rights. The Company shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of CoBank and its participants to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances, and accounts with its officers, employees, directors, and accountants, all in such detail and at such times and as often as CoBank and its participants may reasonably request, provided that until the occurrence of an Event of Default or Default, CoBank shall provide the Company with reasonable notice prior to any visit or inspection. The Company will permit CoBank or its agents to conduct on an annual basis a review of the Collateral, and the Company shall pay to CoBank a reasonable collateral inspection fee designated by CoBank and reimburse CoBank for all reasonable costs and expenses incurred by CoBank in connection therewith. Upon the occurrence of an Event of Default or Default, CoBank and its agents may conduct such collateral inspection reviews at any time and from time to time and the Company shall owe such collateral inspection fee and reimbursement obligation to CoBank in connection with each such collateral inspection.

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6.9             Keeping of Records and Books of Account. The Company shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account in accordance with GAAP and as otherwise required by applicable Law, and in which full, true and correct entries shall be made.

6.10          Compliance with Laws; Use of Proceeds. The Company shall, and shall cause each of its Subsidiaries and all Persons occupying or present on its or their property, to, comply with all applicable Laws, including all Environmental Laws, in all material respects. The Company shall, and shall cause each of its Subsidiaries to, use the proceeds of the Loans and any Letter of Credit only for the purposes set forth in the applicable Note and as permitted by applicable Law.

6.11          Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules hereto become outdated or incorrect in any material respect, the Company shall promptly provide CoBank in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct the same. No Schedule shall be deemed to have been amended, modified, or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until CoBank, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided, however, that the Company may update Schedule 5.2 without any approval by CoBank in connection with any liquidation, disposition, formation, merger, or acquisition of a Subsidiary permitted under this Agreement.

6.12          Additional Items. The Company shall provide CoBank with each of the following (which, in the case of instruments and documents, must (unless otherwise stated below) be originals, duly executed, and in form and substance satisfactory to CoBank), on or before the date indicated:

(a)              The Title Policy, on or before March 1, 2017;

(b)             An executed collateral assignment, subordination agreement or other similar agreement from the Persons party to any agreement with the Company set forth on the attached Schedule 6.12(b), on or before March 1, 2017;

(c)              A control agreement in respect of each Brokerage Account maintained by the Company, in each case properly executed on behalf of each of the parties thereto, on or before March 1, 2017;

(d)             As-filed copies of any certificates of merger and supporting documentation evidencing the merger of  AE and/or AW with and into PAL, within five (5) days after the same is filed with the Delaware Secretary of State;

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(e)              Copies of the following: that certain Access Easement Agreement executed by ACE with respect to access across Lot 4 of the Real Property Collateral; that certain Termination and Release of Easements; the lot line adjustment approval by the City of Aurora as requested by that certain Outer Track Easement and Use Agreement; and that certain Outer Track Easement and Use Agreement, in each case, on or before March 1, 2017;

(f)              Copies of any other easement or use agreements (or amendments, modifications or restatements of any such existing agreements) between ACE and/or its Affiliates and the Company and/or its Affiliates which are entered into after the date hereof, in each case, within five (5) days after the same is executed;

(g)             An updated survey of the Real Property Collateral which is consolidated for the adjoining properties of the Company and otherwise complies with the survey requirement under Section 4.1(a)(x), on or before March 1, 2017;

(h)             Such endorsements to the Title Policy as CoBank may request reflecting completion of the additional items set forth in this Section 6.12, on or before March 1, 2017; and

(i)               Payment of all fees and expenses of CoBank, if any, as required by this Agreement or any other Loan Document, on or before March 1, 2017.

6.13          Further Assurances. The Company shall from time to time, at its expense, do such other acts and things as CoBank in its reasonable discretion may deem necessary or advisable from time to time in order to more fully carry out the provisions and purpose of this Agreement and the other Loan Documents including, but not limited to, execution and delivery of collateral assignments, subordination agreements, control agreements, subordination, non-disturbance and attornment agreements and other similar agreements.

ARTICLE 7        Negative Covenants. The Company covenants and agrees that until Payment In Full, the Company shall be in compliance at all times with the following covenants:

7.1             Indebtedness. The Company shall not, and shall not permit any Subsidiary to, at any time create, incur, assume or suffer to exist any Indebtedness, except for the following referred to as “Permitted Indebtedness”:

(a)              Indebtedness of the Company under the Loan Documents;

(b)             Indebtedness owing from PAL, AE or AW to PAL, AE or AW.

(c)              Any Interest Rate Hedge utilized solely for hedging interest rate risks (and not in any event for speculative purposes) provided by CoBank;

(d)             Capital Leases of the Company existing as of the date hereof through December 31, 2017 in an aggregate principal amount outstanding at any time not to exceed $3,800,000;

(e)              Other Indebtedness of the Company not otherwise permitted under this Section 7.1 in an aggregate principal amount outstanding at any time not to exceed $1,000,000; provided, that the terms thereof are acceptable to CoBank in its sole discretion;

(f)              Capital Leases entered into with Farm Credit Leasing Services Corporation; and

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(g)             Future advances by either of the Current Members to PAL; provided, that any such Indebtedness is (i) approved by CoBank in writing and (ii) subordinated to the Obligations pursuant to subordination terms and conditions approved by CoBank.

7.2             Liens. The Company shall not, and shall not permit any Subsidiary to, at any time create, incur, assume, or suffer to exist any Liens on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except for the following referred to collectively as “Permitted Liens”:

(a)              Liens for Taxes incurred that are not yet due and payable and for which adequate reserves have been established;

(b)             Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs, and good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, and Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(c)              Liens of mechanics, material suppliers, warehouses, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default and for which adequate reserves have been established;

(d)             Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(e)              Liens in favor of CoBank or any of its Affiliates securing any of the Obligations;

(f)              Liens securing the Indebtedness permitted under Section 7.1(d);

(g)             Liens securing the Indebtedness permitted under Section 7.1(e);

(h)             CoBank’s statutory Lien in the CoBank Equities;

(i)               Liens, claims, or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits (y) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (z) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of the Company to perform its Obligations hereunder or under the other Loan Documents; and

(j)               Liens securing the Indebtedness permitted under Section 7.1(f).

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7.3             Guaranties. The Company shall not, and shall not permit any Subsidiary to, at any time, directly or indirectly, become or be liable in respect of any obligation guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business, or assume, guaranty, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person.

7.4             Loans and Investments. The Company shall not, and shall not permit any Subsidiary to, at any time make or suffer to exist any investments or capital contributions in, or other transfers of assets to, or loans, advances or other extensions of credit to any other Person, except: (a) trade credit extended on usual and customary terms in the ordinary course of business; (b) advance payments or deposits against purchases made in the ordinary course of business; (c)  direct obligations of the United States of America; (d) temporary advances to employees to meet expenses incurred in the ordinary course of business; (e) the CoBank Equities and any other stock or securities of, or investments in, CoBank or its investment services or programs; and (f) loans and advances from PAL, AE or AW to PAL, AE or AW.

7.5             Liquidations; Mergers; Consolidations; Acquisitions. The Company shall not, and shall not permit any Subsidiary to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or a material portion of the assets or capital stock of any other Person, except the merger of AE and / or AW with and into PAL.

7.6             Dispositions of Assets or Subsidiaries. The Company shall not, and shall not permit any Subsidiary to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary), except for transactions in the ordinary course of business.

7.7             Dividends and Related Distributions. The Company shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except (a) an annual dividend or other distribution payable by PAL to its members with respect to any fiscal year of the Company ending on or after December 31, 2017; provided that (i) the amount of such dividend or other distribution does not exceed 40% of the net income of the Consolidated Group for such fiscal year, (ii) the Company has delivered its audited financial statements for such fiscal year to CoBank in accordance with Section 6.1(b), (iii) such annual dividend or other distribution is made prior to the April 30th first occurring after the end of such fiscal year, (iv) the Working Capital of the Consolidated Group was $24,000,000 or more as of the last day of such fiscal year before any such annual dividend or other distribution was proposed to be made pursuant to this Section 7.7, would have been $24,000,000 or more as of the last day of such fiscal year after giving pro forma effect to the making of any such annual dividend or other distribution pursuant to this Section 7.7 as of the last day of such fiscal year and will be $24,000,000 or more immediately after any such annual dividend or other distribution is actually made pursuant to this Section 7.7 and (v) no Event of Default or Default has occurred or would result therefrom; (b) periodic dividends or other distributions payable by PAL to its members after December 31, 2017; provided that (i) the Working Capital of the Consolidated Group was $30,000,000 or more as of the last day of the most recently-reported calendar month before any such periodic dividend or other distribution was proposed to be made pursuant to this Section 7.7, would have been $30,000,000 or more as of the last day of such calendar month after giving pro forma effect to the making of any such periodic dividend or other distribution pursuant to this Section 7.7 as of the last day of such calendar month and will be $30,000,000 or more immediately after any such periodic dividend or other distribution is actually made pursuant to this Section 7.7 and (ii) no Event of Default or Default has occurred or would result therefrom; and (c) dividends or other distributions payable by AE or AW to PAL.

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7.8             Affiliate Transactions. The Company shall not, and shall not permit any Subsidiary to, enter into or carry out any transaction with any Affiliate unless such transaction is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law.

7.9             Subsidiaries; Partnerships; and Joint Ventures. The Company shall not, and shall not permit any Subsidiary to, own or create directly or indirectly any domestic Subsidiary (other than the ownership of AE and AW by PAL). Without the prior written consent of CoBank, the Company shall not become or agree to become a party to a joint venture and the Company shall not own any Subsidiary organized under the laws of a foreign nation or political subdivision thereof.

7.10          Continuation of or Change in Business. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business substantially as conducted and operated by the Company or any Subsidiary of the Company on the date hereof or as presently proposed to be conducted.

7.11          Fiscal Year. The Company shall not, and shall not permit any Subsidiary of the Company to, change its fiscal year from that which is in effect on the date hereof.

7.12          Issuance of Stock. The Company shall not, and shall not permit any of its Subsidiaries to, issue any additional membership interests or shares of its capital stock or any options, warrants or other rights in respect thereof except as may be required by Law or its Organizational Documents as in effect as of the date of this Agreement.

7.13          Changes in Organizational Documents or Risk Management Policy of the Company. The Company shall not, and shall not permit any of its Subsidiaries to, amend in any material respect its Organizational Documents or Risk Management Policy of the Company without providing at least thirty (30) calendar days’ prior written notice to CoBank (together with copies of any such proposed amendment) and, in the event such change could be adverse to CoBank as determined in its sole discretion, obtaining the prior written consent of CoBank. The Company shall take such actions as CoBank may reasonably request to protect the Lien of CoBank in the Collateral or otherwise to protect the interests of CoBank as a lender hereunder, as a result in either case of any change in an Organizational Document or the Risk Management Policy of the Company.

7.14          Anti-Terrorism Laws. Neither the Company nor any Subsidiary shall be (a) a Person with whom CoBank is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (b) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (c) otherwise in violation of any Anti-Terrorism Law. The Company shall provide to CoBank any certifications or information that CoBank requests to confirm compliance by the Company and its Subsidiaries with any Anti-Terrorism Law.

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7.15          Rail Car Leases. The Company and its Subsidiaries shall not enter into or otherwise become a party to any Operating Leases or Capital Leases for rail cars, other than (a) Operating Leases or Capital Leases for up to 300 rail cars which provide for a lease term (whether initially or through extension) of 85 months or more and (b) Operating Leases or Capital Leases for any number of rail cars which provide for a lease term (whether initially or through extension) of less than 85 months.

7.16          Operating Leases. The Company and its Subsidiaries shall not make any payments in any fiscal year on account of Operating Leases (other than any such leases for rail cars and such leases with Farm Credit Leasing Services Corporation) exceeding $300,000 in the aggregate.

7.17          Repurchase Agreements. The Company shall not, and it shall not cause or permit any Subsidiary to, enter into or be a party to any Repurchase Agreement.

ARTICLE 8        Financial Covenants.

8.1             Working Capital. The Company will maintain the Working Capital of the Consolidated Group at not less than: (a) $22,500,000, commencing on the Closing Date and continuing at all times thereafter through June 29, 2017, measured as of the last day of each calendar month; and (b) $24,000,000, commencing on June 30, 2017 and continuing at all times thereafter, measured as of the last day of each calendar month.

8.2             Debt Service Coverage Ratio. The Company will not permit the Debt Service Coverage Ratio of the Consolidated Group to be less than 1.50 to 1.00, measured as of the last day of each fiscal year of the Company, commencing on the fiscal year ending on December 31, 2017.

ARTICLE 9        Default.

9.1             Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary, or effected by operation of Law) (each an “Event of Default”):

(a)              Payments Under Loan Documents. Any Loan Party shall fail to pay any scheduled principal, interest, fee, or other amount owing hereunder or under any other Loan Document when due, whether by acceleration or otherwise, should fail to pay any unscheduled amount owing hereunder or under any other Loan Document within five (5) days after receipt of written notice from CoBank, or should fail to purchase the CoBank Equities as and when required by CoBank’s Bylaws and Capital Plan or those of its parent association.

(b)             Breach of Representation or Warranty. Any representation or warranty made or deemed made at any time by any Loan Party herein or in any other Loan Document shall be false or misleading in any material respect as of the time it was made or deemed made.

(c)              Breach of Negative Covenants or Certain Affirmative Covenants. The Company shall default in the observance or performance of Article 7, Article 8, Sections 6.2, 6.8 or 6.10 or any other covenant pertaining to compliance with Laws or use of proceeds; provided, that a default under Section 8.1 shall not constitute an Event of Default hereunder unless and until PEI and / or ACE fails to make the capital contribution required under the Working Capital Maintenance Agreement (within the time period permitted under the Working Capital Management Agreement).

(d)             Breach of Other Covenants. Any Loan Party shall default in the observance or performance of any other covenant, condition, or provision hereof or of any other Loan Document or of any other agreement or instrument between any Loan Party and CoBank or any Affiliate of CoBank, and such default shall remain unremedied after the expiration of the applicable grace period or, if there is no such applicable grace period, for a period of thirty (30) days.

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(e)              Defaults in Indebtedness to Other Lenders. A default or event of default shall occur at any time under the terms of any other Indebtedness in an aggregate principal amount of $250,000 or more under which the Company or any Subsidiary of the Company may be obligated (including as a borrower or guarantor), and such breach, default, or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration, or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been exercised or waived) or the termination of any commitment to lend.

(f)              Final Judgments or Orders. Any final judgments or orders for the payment of money shall be entered against the Company by a court having jurisdiction in the premises, in an aggregate amount in excess of $500,000, which judgment is not discharged, vacated, bonded, or stayed pending appeal within thirty (30) days after the entry of such final judgment; or the Company’s or any of its Subsidiaries’ assets valued in an aggregate amount in excess of $500,000 are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(g)             Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid, and binding agreements enforceable against the applicable Loan Parties or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or CoBank fails to have an enforceable first priority Lien (subject only to Permitted Liens) on or security interest in any Collateral given as security for any of the Obligations.

(h)             Uninsured Losses. There shall occur any uninsured damage to or loss, theft, or destruction of any Collateral for any of the Obligations valued in an aggregate amount in excess of $500,000; unless, within ten (10) Business Days of such damage, loss, theft or destruction, the Company deposits with CoBank such amount as CoBank, in its sole discretion, determines is necessary to correct or remedy the damage, loss, theft or destruction.

(i)               Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000.

(j)               Change of Control. There shall occur any Change of Control with respect to the Company.

(k)             Material Adverse Change. There shall occur any Material Adverse Change with respect to the Company.

(l)               Relief Proceedings. (i) Any proceeding seeking a decree or order for relief in respect of any Loan Party or any Subsidiary of the Company in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or any Subsidiary of the Company for any material part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors (each a “Relief Proceeding”) shall have been instituted against any Loan Party or any Subsidiary of the Company and, in the case of any involuntary proceeding, such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days, or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or any Subsidiary of the Company institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of the Company ceases to be solvent or admits in writing its inability to pay its debts generally as they come due or fails to pay its debts as they come due; provided, that cautionary statements and risk factor disclosures made by PEI to investors or prospective investors shall not be deemed to constitute such an admission.

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(m)            Affiliate Accounts. The Company shall fail to collect any account receivable from any Affiliate of the Company within ten (10) Business Days after such account receivable arises.

9.2             Remedies.

(a)              Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1(a) through 9.1(j) shall occur and be continuing, CoBank: (i) shall be under no further obligation to extend credit hereunder or under any Note, and may discontinue doing so at any time without prior notice to the Company or other limitation; and (ii) may, in addition to any remedies allowed by any other Loan Document or Law, (A) by written notice to the Company (which may be provided by CoBank), declare the unpaid principal amount of the Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations and Indebtedness of the Company to CoBank hereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to CoBank without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived; and (B) require the Company to, and the Company shall thereupon, deposit in a non-interest-bearing account with or as directed by CoBank, as cash collateral for its Obligations, an amount equal to such Obligations, and the Company hereby pledges to CoBank, and grants to CoBank a security interest in, all such cash as security for such Obligations and the Company shall agree to do all things as reasonably requested by CoBank in order to provide CoBank with a first priority security interest in such deposit account, including allowing the deposit to be in the name of CoBank.

(b)             Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1(l) shall occur, CoBank shall be under no further obligations to extend credit hereunder or under any other Loan Document and the unpaid principal amount of the Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations and Indebtedness of the Company to CoBank hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived.

(c)              Set-off. If an Event of Default shall have occurred and be continuing, CoBank is hereby authorized at any time to the fullest extent permitted by applicable Law, to set off and apply any and all funds (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by CoBank or any Affiliate to or for the credit or the account of the Company against any and all of the Obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to CoBank or such Affiliate. The rights of CoBank and its Affiliates under this Section 9.2(c) are in addition to other rights and remedies (including other rights of setoff) that CoBank or its Affiliates may have. CoBank agrees to notify the Company promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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(d)             Application of Proceeds. From and after the date on which CoBank has taken any action pursuant to this Section 9.2 and automatically following an acceleration under Section 9.2(b), and until Payment in Full, any and all proceeds received by CoBank from any sale or other disposition of any Collateral for any of the Obligations, or any part thereof, or the exercise of any other remedy by CoBank, shall be applied as follows, to the extent permitted by applicable law:

(i)               first, to reimburse CoBank for costs, expenses, and disbursements, including attorneys’ and paralegals’ fees and legal expenses incurred by CoBank in connection with realizing on any such Collateral or collection of any Obligations of the Company under any of the Loan Documents, including advances made by CoBank for the maintenance, preservation, protection, or enforcement of, or realization upon, any such Collateral, including advances for Taxes, insurance, repairs, and the like and expenses incurred to sell or otherwise realize on, or prepare for sale, or other realization on, any such Collateral;

(ii)             second, to the repayment of all Obligations then due and unpaid of the Company to CoBank or its Affiliates incurred under this Agreement or any of the other Loan Documents or agreements (including any agreement evidencing any Interest Rate Hedge or financial services obligations provided by CoBank), whether of principal, interest, fees, premiums, surcharges, expenses or otherwise, in such manner as CoBank may determine in its sole discretion; and

(iii)           the balance, if any, as required by Law.

ARTICLE 10     Miscellaneous.

10.1          Amendments; Waivers; Severability. NO MODIFICATION OR AMENDMENT TO ANY PROVISION OF THIS AGREEMENT SHALL BE EFFECTIVE UNLESS MADE IN WRITING IN AN AGREEMENT SIGNED BY THE COMPANY AND COBANK. No course of dealing or failure or delay of CoBank in exercising any power or right hereunder or under any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any failure to exercise or enforce such a right or power, preclude any other or further exercise thereof or any other right or power. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Company herefrom or therefrom shall in any event be effective unless made specifically in writing by CoBank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. All rights and remedies of CoBank pursuant to this Agreement, under any other Loan Document, or under Law shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy. The provisions of this Agreement and the other Loan Documents are intended to be severable. If any provision of this Agreement or other Loan Document shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any such jurisdiction.

10.2          Expenses; Indemnity; Damage Waiver.

(a)              Costs and Expenses. The Company shall pay all costs and expenses incurred by CoBank and its Affiliates (including the reasonable fees, costs, charges and disbursements of counsel engaged or retained by CoBank) in connection with the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including (i) all expenses incurred by CoBank in connection with the issuance, amendment, renewal, or extension of any Letter of Credit or any demand for payment thereunder, (ii) all expenses incurred by CoBank (including the reasonable fees, costs, charges and disbursements of any counsel engaged or retained by CoBank), (a) in connection with this Agreement and the other Loan Documents, or (b) in connection with the Loans or other Obligations and (iii) notwithstanding anything to the contrary contained herein, all expenses incurred by CoBank (including the fees, costs, charges and disbursements of any counsel engaged or retained by CoBank) in connection with any workout or restructuring in respect of any such Loans or other Obligations, any enforcement of the Loan Documents or any realization on any of the Collateral or otherwise incurred by CoBank after the occurrence an Event of Default.

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(b)             Indemnification by the Company. The Company shall indemnify each of CoBank and any Affiliate thereof and each of their respective officers, directors, employees, agents, and advisors (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the fees, costs, charges and disbursements of any counsel engaged or retained by any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the Company of its or their respective obligations hereunder or under the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by CoBank to honor a demand for payment under any Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Letter of Credit), (iii) breach of representations, warranties, or covenants of the Company under any of the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort, or any other theory, whether brought by the Company or any third party, and regardless whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to an Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)              Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit relating hereto, or the use of the proceeds thereof. To the fullest extent permitted by applicable law, no Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic, or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)             Payments. All amounts due under any of this Section 10.2 shall be payable not later than ten (10) days after demand therefor.

10.3          Holidays. Whenever a payment to be made or taken on a Loan or Letter of Credit arising hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fees, except that such Loans and Letter of Credit payments shall be due on the Business Day preceding the expiration or maturity date thereof if such date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans or any Letter of Credit arising hereunder) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

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10.4          Notices; Effectiveness; Electronic Communication.

(a)              Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.4(b)), all notices and other communications to a Person provided for herein and in the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to it at its address set forth on such Person’s signature page of this Agreement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.4(b), shall be effective as provided in such section.

(b)             Electronic Communications. Notices and other communications between CoBank and the Company may be made by email sent to an email address of such Person shown on such Person’s signature page to this Agreement and shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)              Change of Address, Etc. Either party hereto may change its address, email address or telecopier number for notices and other communications hereunder by notice to the other party hereto in accordance with the terms of this Section 10.4.

10.5          Duration; Survival. All representations and warranties of the Company contained herein or in any other Loan Document, or made in connection herewith or therewith, shall survive the execution and delivery of this Agreement and Payment in Full. All covenants and agreements of the Company contained herein or in the Notes or in any other Loan Document relating to the payment of principal, interest, fees, premiums, additional compensation, expenses, or indemnification shall survive Payment In Full. All other covenants and agreements of the Company shall continue in full force and effect from and after the date hereof and until Payment In Full.

10.6          Successors and Assigns; Participations. This Agreement is entered into for the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns permitted hereby, except that the Company shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of CoBank. CoBank may at any time sell, assign, securitize, or grant participations in all, or a portion of, CoBank’s rights and obligations under this Agreement (including all or a portion of the Obligations). No participation shall relieve CoBank of any commitment made to the Company hereunder. In connection with the foregoing, CoBank may disclose information concerning the Company and its Subsidiaries, if any, to any assignee, participant, or prospective assignee or participant, provided that such assignee, participant, or prospective assignee or participant agrees, subject to qualifications contained in Section 10.7(a)(vi), to keep such information confidential. A sale of a participation interest shall be subject to Section 6.2(b) and may include certain voting rights of the participants regarding the Loan Documents (including the administration, amendment and modification, servicing, and enforcement thereof). CoBank agrees to give written notification to the Company of any sale of a participation interest herein, provided that the failure to do so shall not adversely affect the rights of CoBank hereunder or under any other Loan Document.

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10.7          Confidentiality.

(a)              General. CoBank agrees to maintain the confidentiality of the information received from the Company or any of its Subsidiaries relating to the respective businesses of the Company or any of its Subsidiaries, other than any such information that is available to CoBank on a non-confidential basis prior to disclosure by the Company or any of its Subsidiaries and other than any information received from the Company or any of its Subsidiaries after the date of this Agreement which is not clearly identified at the time of delivery as confidential, except that any information received from the Company or any of its Subsidiaries may be disclosed (i) to CoBank’s Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information (to the extent so provided for herein) and instructed to keep such information confidential), (ii) to any regulatory authority having or purporting to have jurisdiction over CoBank, (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.7(a), to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any other Loan Document, or (B) any actual or prospective counterparty (or its advisors) to any Interest Rate Hedge or other swap or derivative transaction relating to the Company and its obligations, (vii) with the consent of the Company or (viii) to the extent any such information (Y) becomes publicly available other than as a result of a breach of this Section 10.7(a) or (Z) becomes available to CoBank or any of its Affiliates on a non-confidential basis from a source other than the Company. Any Person required to maintain the confidentiality of any Information as provided in this Section 10.7(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

(b)             Sharing Information With Affiliates of CoBank. The Company acknowledges that from time to time financial advisory, investment banking, and other services may be offered or provided to the Company or one or more of its Affiliates (in connection with this Agreement or otherwise) by CoBank or by one or more of its Affiliates, and the Company authorizes CoBank to share any information delivered to CoBank by the Company and its Subsidiaries pursuant to this Agreement to any such Affiliate of CoBank subject to the provisions of Section 10.7(a).

10.8          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in ARTICLE 4, this Agreement shall become effective when it shall have been executed by CoBank and when CoBank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be as effective as delivery of a manually executed counterpart of this Agreement, but shall in any event be promptly followed by delivery of the original manually executed signature page (provided, however, that the failure to do so shall in no event adversely affect the rights of CoBank hereunder whatsoever).

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10.9          Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of Colorado without regard to its conflict of laws principles.

10.10       SUBMISSION TO JURISDICTION; SERVICE OF PROCESS; VENUE; WAIVER OF JURY TRIAL. THE COMPANY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN DENVER, COLORADO, AND CONSENTS THAT COBANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT THE COMPANY’S ADDRESS SET FORTH HEREIN FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT COBANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST THE COMPANY INDIVIDUALLY, AGAINST ANY COLLATERAL OR AGAINST ANY PROPERTY OF THE COMPANY WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. THE COMPANY ACKNOWLEDGES AND AGREES THAT THE VENUE PROVIDED ABOVE IS THE MOST CONVENIENT FORUM FOR THE COMPANY AND COBANK. THE COMPANY WAIVES ANY OBJECTION TO VENUE AND ANY OBJECTION BASED ON A MORE CONVENIENT FORUM IN ANY ACTION INSTITUTED UNDER THIS AGREEMENT. THE COMPANY AND COBANK EACH HEREBY WAIVES TRIAL BY JURY IN CONNECTION WITH ANY ACTION INSTITUTED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

10.11       USA Patriot Act Notice. CoBank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow CoBank to identify the Company in accordance with the USA Patriot Act.

10.12       Keepwell. To the extent either PAL, AE or AW is a Qualified ECP when its obligation with respect to, or grant of a security interest to secure, any Swap Obligation or Interest Rate Hedge becomes effective, PAL, AE and AW hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to PAL, AE and AW with respect to such Swap Obligation or Interest Rate Hedge as may be needed by PAL, AE and AW from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation or Interest Rate Hedge (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 10.12 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section 10.12 shall remain in full force and effect until payment of all Obligations. PAL, AE and AW intend this Section 10.12 to constitute, and this Section 10.12 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, PAL, AE and AW for all purposes of the Commodity Exchange Act.

ARTICLE 11     Special Inter-Company Provisions.

11.1          Certain Company Acknowledgments and Agreements.

(a)              Each of PAL, AE and AW acknowledges that it will enjoy significant benefits from the business conducted by each of PAL, AE or AW, as applicable, because of, inter alia, their combined ability to bargain with other Persons including, without limitation, their ability to receive the Facilities on favorable terms granted by this Agreement and the other Loan Documents which would not have been available individually to PAL, AE or AW acting alone. Each of PAL, AE and AW has determined that it is in its best interest to procure the Facilities which PAL, AE and AW may utilize directly and which receive the credit support of each of PAL, AE and AW as contemplated by this Agreement and the other Loan Documents.

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(b)             CoBank has advised PAL, AE and AW that it is unwilling to enter into this Agreement and the other Loan Documents and make available the Facilities extended hereby to PAL, AE and AW unless each of PAL, AE and AW agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each of PAL, AE and AW, as applicable under this Agreement and the other Loan Documents. Each of PAL, AE and AW has determined that it is in its best interest and in pursuit of its purposes that it so induce CoBank to extend credit pursuant to this Agreement and the other Loan Documents (i) because of the desirability to each of PAL, AE and AW of the Facilities, the interest rates and the modes of borrowing available hereunder, (ii) because each of PAL, AE and AW may engage in transactions jointly with each other Company and (iii) because each of PAL, AE and AW may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

(c)              Each of PAL, AE and AW has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the inter-Company arrangement set forth in this Section 11.1), will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its assets at a fair valuation, that each of PAL, AE and AW has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by each of PAL, AE and AW from the access to funds under this Agreement (including, without limitation, the inter-Company arrangement set forth in this Section 11.1) is reasonably equivalent to the obligations undertaken pursuant hereto.

11.2          Maximum Amount Of Joint and Several Liability. To the extent that applicable law otherwise would render the full amount of the joint and several obligations of PAL, AE and AW hereunder and under the other Loan Documents invalid or unenforceable, PAL’s, AE’s and AW’s obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that PAL’s, AE’s and AW’s obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 11.2 were not a part of this Agreement.

11.3          Authorization.

(a)              Each of PAL, AE and AW hereby irrevocably authorizes PAL, AE and AW, as applicable, to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of each of PAL, AE and AW under and with respect to any Loan Document and each of PAL, AE and AW shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and CoBank may rely on any notice, request, information supplied by either PAL, AE or AW, every document executed by either PAL, AE or AW, every agreement made by either PAL, AE or AW or other action taken by either PAL, AE or AW in respect of the other Company as if the same were supplied, made or taken by the other Company of PAL, AE or AW. Without limiting the generality of the foregoing, the failure of PAL, AE or AW to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve each of the other of PAL, AE or AW as applicable from obligations in respect of such writing.

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(b)             Each of PAL, AE and AW acknowledges that the credit provided hereunder is on terms more favorable than PAL, AE or AW acting alone would receive and that each of PAL, AE and AW benefits, directly and indirectly, from all Loans hereunder. Each of PAL, AE and AW shall be jointly and severally liable for all Obligations regardless of, inter alia, which either PAL, AE or AW requested (or received the proceeds of) a particular Loan.

[SIGNATURE PAGES FOLLOW]

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[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

COMPANY:

PACIFIC AURORA, LLC

By: /s/ Bryon T. McGregor
Name: Bryon T. McGregor
Title: Chief Financial Officer

PACIFIC ETHANOL AURORA EAST, LLC

By: /s/ Bryon T. McGregor
Name: Bryon T. McGregor
Title: Chief Financial Officer

PACIFIC ETHANOL AURORA WEST, LLC

By: /s/ Bryon T. McGregor
Name: Bryon T. McGregor
Title: Chief Financial Officer

Notice Address for the Company:

Pacific Aurora, LLC
Pacific Ethanol Aurora East, LLC
Pacific Ethanol Aurora West, LLC
c/o Pacific Ethanol, Inc.
400 Capital Mall, Suite 2060
Sacramento, California 95814
Attention: Bryon T. McGregor
Email Address: bmcgregor@pacificethanol.com

With a copy to:

Troutman Sanders, LLP
5 Park Plaza, Suite 1400
Irvine, California 92614

Attention:	Larry Cerutti, Esq.
Martin Taylor, Esq.

Email Address:	Larry.Cerutti@troutmansanders.com
Martin.Taylor@troutmansanders.com

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

COBANK:

COBANK, ACB

By: /s/ Tom D. Houser
Name: Tom D. Houser
Title: Vice President

Notice Address for CoBank:

For general correspondence purposes:
P.O. Box 5110
Denver, Colorado 80217-5110

For direct delivery purposes:
6340 S. Fiddlers Green Circle
Greenwood Village, Colorado 80111-1914

Attention: Credit Information Services
Fax No.: (303) 224-6101
Email Address: MB_credit_info_svc@CoBank.com

ANNEX A

Definitions and Rules of Construction

A.       Defined Terms. In this Agreement, capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Notes and the following words and terms shall have the respective meanings set forth below:

“ACE” means Aurora Cooperative Elevator Company, a corporation organized and existing under the laws of Nebraska.

“AE” is defined in the preamble to this Agreement.

“AW” is defined in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Each of Farm Credit Leasing Services Corporation and CoBank, FCB are “Affiliates” of CoBank for all purposes under this Agreement.

“Agreement” is defined in the preamble to this Agreement.

“Anti-Terrorism Law” means any Law relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control, as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced.

“Application” is defined in Section 2.2(c).

“Authorized Officer” means an officer or other individual duly authorized to execute Loan Documents on behalf of CoBank or the applicable Loan Party, as the case may be, as designated from time to time in the case of the applicable Loan Party on forms supplied or approved by CoBank.

“Brokerage Account” means any commodity account that is owned by the Company and maintained with a commodity intermediary for trading in Commodities Contracts.

“Business” is defined in Section 5.12(b).

“Business Day” means a day that is not a Saturday, a Sunday, or a day on which CoBank’s principal office in Greenwood Village, Colorado, is closed pursuant to authorization or requirement of law and, if the applicable Business Day relates to a Loan to which the LIBOR Index Option applies, such day must also be a day on which dealings are carried on in the London interbank market and, if the applicable Business Day relates to a Loan to which the Quoted Rate Option applies, such day must also be a day on which the Federal Reserve Bank of New York (or any successor) is open.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property of such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Annex A - 1

“Capital Stock” means, with respect to any corporation, partnership, limited liability company, cooperative or other entity, any capital stock, partnership interests, limited liability company interests, membership interests or other equity or ownership interests of or in such corporation, partnership, limited liability company, cooperative or other entity and any warrants, rights or options to purchase or acquire any such capital stock, partnership interests, limited liability company interests, membership interests or other equity or ownership interests.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation or application thereof by any Official Body, or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, regulations, rules, guidelines, directives, opinions, rulings, orders, interpretations, and the like promulgated or provided in connection therewith and (y) all requests, regulations, rules, guidelines, directives, opinions, rulings, orders, interpretations, and the like promulgated or provided by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, or issued.

“Change of Control” means each and every issuance, sale, transfer or other disposition, directly or indirectly, of Voting Stock of or in (a) PEI which, after giving effect thereto, results in any Person owning, directly or indirectly, more than 50% of the Voting Stock of or in PEI, (b) PEC which, after giving effect thereto, results in any Person (other than PEI) owning, directly, any of the Voting Stock of or in PEC, (c) PAL which, after giving effect thereto, results in (i) PEC owning, directly, less than 63.93% of the Voting Stock of or in PAL or (ii) ACE owning, directly, less than 26.07% of the Voting Stock of or in PAL, (d) AE which, after giving effect thereto, results in any Person (other than PAL) owning, directly, any of the Voting Stock of or in AE, (e) AW which, after giving effect thereto, results in any Person (other than PAL) owning, directly, any of the Voting Stock of or in AW, or (f) PAL, AE or AW which, after giving effect thereto, (i) results in the Company no longer being an entity eligible to borrow from CoBank or (ii) becoming ineligible to borrow from CoBank at the amounts set forth in the Revolving Term Note or the Support L/C Facility Note.

“Closing Date” means the Business Day on which the first Loan or Letter of Credit is made or issued hereunder.

“CoBank” is defined in the preamble to this Agreement.

“CoBank Cash Management Agreement” means the Master Agreement for Cash Management and Transaction Services between CoBank and the Company, including all exhibits, schedules and annexes thereto and including all related forms delivered by the Company to CoBank related to or in connection therewith.

“CoBank Equities” is defined in Section 6.2(a).

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” is defined in Section 6.3.

Annex A - 2

“Commodity Contract” means a commodity futures contract or an option on a commodity futures contract, a commodity option and any other commodity related contract, interest or transaction that a commodity intermediary transacts for the benefit of the Company.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” is defined in the preamble to this Agreement.

“Compliance Certificate” is defined in Section 6.1(c).

“Consolidated Group” means the Company and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means at any time, any Subsidiary, the accounts of which are or should, in accordance with GAAP, be consolidated with those of the Company in its consolidated financial statements at such time.

“Current Members” means ACE and PEC.

“Debt Service Coverage Ratio” means, with respect to any Person as of any date of determination, the following (all as calculated for the most recently completed fiscal year in accordance with GAAP consistently applied): (1) net income (after taxes), plus any amount which, in the determination of net income, has been deducted for depreciation and amortization expense and any non-recurring non-cash charges, losses or expenses approved by CoBank, minus any amount which, in the determination of net income, has been added for any non-cash income or gains (including non-cash income or gains on dividends received) and any extraordinary, unusual or non-recurring income or gains (including income or gains on asset sales); divided by (2) $5,000,000.

“Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Delegation Form” means a CoBank Delegation and Wire and Electronic Transfer Form, or any substitute form therefor used by CoBank from time to time.

“Environmental Indemnity and Reimbursement Agreement” means that certain Environmental Indemnity and Reimbursement Agreement dated of even date herewith by the Company and PEI in favor of CoBank, as the same may be amended, restated, modified or supplemented from time to time.

“Environmental Laws” means all applicable Laws issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to hazardous or regulated substances; (iii) protection of the environment or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal, or release or threat of release of hazardous or regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; or (viii) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company directly or indirectly resulting from or based upon (i) violation of any Environmental Law; (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (iii) exposure to any Hazardous Materials; (iv) the release or threatened release of any Hazardous Materials into the environment; or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Annex A - 3

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” means, at any time, any trade or business (whether or not incorporated) under common control with the Company and treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) a reportable event (under Section 4043 of ERISA) with respect to a Plan; (ii) a withdrawal by the Company or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (v) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (vi) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” is defined in Section 9.1.

“Excluded Swap Obligation” shall mean, with respect to any Company, any Swap Obligation or Interest Rate Hedge if, and to the extent that, all or a portion of the obligation of such Company with respect to, or the grant by such Company of a security interest to secure, such Swap Obligation or Interest Rate Hedge (or any other obligation with respect thereto) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Company’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the obligation of such Company or the grant of such security interest becomes effective with respect to such Swap Obligation or Interest Rate Hedge. If a Swap Obligation or Interest Rate Hedge arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation or Interest Rate Hedge that is attributable to swaps for which such obligation or security interest is or becomes illegal.

“Excluded Taxes” means (i) taxes imposed on or measured by the overall net income of CoBank (however denominated), and franchise taxes imposed on CoBank (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which CoBank is organized or in which its principal office is located or in which its applicable lending office is located, and (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located.

“Facilities” is defined in ARTICLE 2.

“Flood Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004, in each case, as now or hereinafter in effect, and any successor statute thereto, and all such other applicable Laws related thereto.

Annex A - 4

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied from period to period.

“Guarantor” means, individually, ACE or PEI.

“Guarantors” means, collectively, ACE and PEI.

“Hazardous Materials” means (i) any explosive or radioactive substances, materials or wastes, and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products.

“Indebtedness” means any and all indebtedness, obligations, or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) any letter of credit or any bankers or trade acceptance arrangement, (iv) obligations under any Interest Rate Hedge, or under any currency, commodity, or other swap agreement or other hedging or risk management device, (v) any other transaction (including forward sale or purchase agreements, Capital Leases, or conditional sales agreements) having the commercial effect of a borrowing of money (but not including trade payables or accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due or Operating Leases), or (vi) any guaranty of Indebtedness for borrowed money.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” is defined in Section 10.2(b).

“Interest Rate Hedge” means any interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreement.

“Interest Rate Option” means the Company’s option to have Loans under a Facility bear interest at the LIBOR Index Option or Quoted Rate Option, in each case, pursuant to and as permitted by the terms of the applicable Note.

“IRS” means the Internal Revenue Service.

“JV” means the joint venture contemplated by the JV Agreement and Closing Documents, all in accordance with the terms and conditions set forth in the JV Agreement and Closing Documents.

“JV Agreement and Closing Documents” means (a) that certain Amended and Restated Limited Liability Company Agreement of Pacific Aurora, LLC dated as of December 15, 2016 by and among PEC and ACE, (b) that certain Contribution Agreement dated as of December 12, 2016 by and among PEC, ACE and PAL, (c) that certain Unit Purchase Agreement dated as of December 15, 2016 by and among PEC and ACE and (d) the agreements, instruments and other documents executed and delivered in connection with the consummation of the JV.

Annex A - 5

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, consent, authorization, approval, lien or award of or by, or any settlement agreement with, any Official Body.

“Letter of Credit” means one or more letters of credit issued by CoBank (in its sole discretion), in accordance with the terms and conditions thereof, with expiration dates that do not extend beyond the Support L/C Facility Expiration Date and in an aggregate face amount that does not exceed the Support L/C Facility Amount, as amended, restated, modified, supplemented, replaced, refinanced or renewed from time to time.

“LIBOR Index Option” means the option of the Company to have Loans bear interest at the LIBOR Index Rate.

“LIBOR Index Rate” means a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) per annum equal at all times to the LIBOR Index Spread plus the higher of: (a) zero percent (0.000%); or (b) the rate reported at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits, by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by CoBank from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request. For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which CoBank is open for business and banks are open for business in New York, New York; (2) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (3) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

“LIBOR Index Spread” shall have the meaning set forth in the applicable Note.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest (including a purchase money security interest), charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan” means, unless the context indicates otherwise, each Loan as such term is defined in each Note.

“Loan Documents” means this Agreement, each Note, the Working Capital Maintenance Agreement, the Environmental Indemnity and Reimbursement Agreement, each Letter of Credit, Application, Reimbursement Agreement and Interest Rate Hedge, and each other agreement, guaranty, security agreement, pledge, mortgage, deed of trust, instrument, agreement, certificate, application, invoice and document executed or delivered in connection herewith or therewith.

Annex A - 6

“Loan Party” means, individually, a Guarantor or the Company.

“Loan Parties” means, collectively, each Guarantor and the Company.

“Loan Request” has the meaning set forth in each Note.

“Material Adverse Change” means any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (ii) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations, or prospects of the Company taken as a whole, (iii) impairs materially or could reasonably be expected to impair materially the ability of the Company taken as a whole to duly and punctually pay or perform any of the Obligations or any Guarantor to duly and punctually pay or perform any of its obligations under the Working Capital Maintenance Agreement or the Environmental Indemnity and Reimbursement Agreement, or (iv) impairs materially or could reasonably be expected to impair materially the ability of CoBank, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

“Note” means each promissory note issued in connection with this Agreement at any time.

“Obligations” means all obligations, indebtedness, and liabilities to CoBank, or any Subsidiary or Affiliate of CoBank, of any nature whatsoever arising at any time and from time to time including those arising under this Agreement, any Note, Letter of Credit, Application, Reimbursement Agreement, or any other Loan Document and including those arising under Interest Rate Hedges, Swap Obligations or agreements governing other financial services or products (including cash management services) provided by CoBank or one of its Subsidiaries or Affiliates to the Company, but excluding, as to any Company, its Excluded Swap Obligations.

“Official Body” means the government of the United States of America or any other nation or tribe, or of any political subdivision thereof, whether state, local, tribal or territorial, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Operating Lease” means, with respect to any Person, any leasing or similar arrangement of such Person for the lease or use of any equipment or other personal property assets for a period in excess of one year, which, in conformity with GAAP, would not be characterized as a Capital Lease.

“Organizational Documents” means (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (ii) with respect to any limited liability company, the certificate of formation or articles of organization and the operating agreement or limited liability company agreement and (iii) with respect to any partnership, cooperative, joint venture, trust or other form of business entity, the partnership, cooperative, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Official Body in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

Annex A - 7

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, any Note, or any other Loan Document.

“PAL” is defined in the preamble to this Agreement.

“Payment in Full” means the completion of the transactions hereunder and the indefeasible payment in full in cash of all Obligations hereunder, termination of all commitments hereunder and the expiration or termination of all Letters of Credit issued in connection herewith.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A or Title IV of ERISA or any successor.

“PEC” means Pacific Ethanol Central, LLC, a limited liability company organized and existing under the laws of Delaware.

“PEI” means Pacific Ethanol, Inc., a corporation organized and existing under the laws of Delaware.

“Permitted Indebtedness” is defined in Section 7.1.

“Permitted Liens” is defined in Section 7.2.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Personal Property Collateral” is defined in Section 6.3.

“Plan” means at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Company or any ERISA Affiliate is (or if such plan were terminated, would under 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(S) of ERISA.

“Properties” is defined in Section 5.12(a).

“Protective Advance” is defined in Section 2.1(e).

“Qualified ECP” shall mean any of PAL, AE or AW that has total assets exceeding $10,000,000 or that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quoted Rate” means a fixed rate per annum quoted to the Company by CoBank to be applicable for a period determined by CoBank, in its sole discretion in each instance.

“Quoted Rate Option” means the option of the Company to have Loans bear interest at the Quoted Rate.

“Real Property Collateral” is defined in Section 6.3.

Annex A - 8

“Reimbursement Agreement” is defined in Section 2.2(c).

“Relief Proceeding” is defined in Section 9.1(l).

“Repurchase Agreement” means an agreement between the Company or any Subsidiary and a counterparty pursuant to which the Company or any Subsidiary agrees to repurchase from such counterparty on a future date any commodity sold by the Company or any Subsidiary to such counterparty.

“Revolving Term Commitment” shall have the meaning set forth in the Revolving Term Note.

“Revolving Term Facility” is defined in Section 2.1.

“Revolving Term Facility Expiration Date” shall have the meaning set forth in the Revolving Term Note.

“Revolving Term Facility Usage” means, as of the date of determination, the aggregate principal amount of all outstanding Revolving Term Loans.

“Revolving Term Loan” is defined in Section 2.1(a).

“Revolving Term Note” is defined in Section 2.1(b).

“Statements” is defined in Section 5.5.

“Subsidiary” means a corporation, trust, partnership, limited liability company, or other business entity (a) of which shares of stock or similar interests having ordinary voting power to elect a majority of the board of directors, trustees, or other managers of such entity (regardless of any contingency which does or may suspend or dilute the voting rights) are owned or controlled, directly or indirectly, by the Company or one of its Subsidiaries, or (b) which is directly or indirectly controlled or capable of being controlled by the Company or one or more of the Company’s Subsidiaries.

“Support L/C Facility” is defined in Section 2.2.

“Support L/C Facility Amount” shall have the meaning set forth in the Support L/C Facility Note.

“Support L/C Facility Expiration Date” shall have the meaning set forth in the Support L/C Facility Note.

“Support L/C Facility Loan” is defined in Section 2.2(a).

“Support L/C Facility Note” is defined in Section 2.2(a).

“Swap Obligation” shall mean, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Title Policy” is defined in Section 4.1(a)(viii).

Annex A - 9

“Voting Stock” means, with respect to any corporation, partnership, limited liability company, cooperative or other entity, any Capital Stock of or in such corporation, limited liability company, partnership, cooperative or other entity whose holders are entitled under ordinary circumstances to vote for the election of directors (or Persons performing similar functions) of such corporation, limited liability company, partnership, cooperative or other entity (irrespective of whether at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Working Capital” means, with respect to any Person as of any date of determination, the excess of current assets over current liabilities (as determined in accordance with GAAP consistently applied). For purposes of determining the current assets, any amount available under the Revolving Term Facility (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

“Working Capital Maintenance Agreement” means that certain Working Capital Maintenance Agreement dated of even date herewith by the Guarantors in favor of CoBank, as the same may be amended, restated, modified or supplemented from time to time.

B.       Rules of Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular (and vice versa), the plural, the part and the whole, and the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule, and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any document, instrument, or agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, means such document, instrument, or agreement as amended, restated, replaced, refinanced, supplemented, substituted, increased, extended, superseded, or otherwise modified from time to time; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including;” (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (viii) section headings herein and in each other Loan Document are included for convenience only and shall not affect the interpretation of this Agreement or such Loan Document; (ix) references to any Loan Document or any other document, instrument, or agreement is deemed to include a reference to all annexes, schedules, and exhibits thereto, and (x) unless otherwise specified, all references herein to times of day shall be references to prevailing Mountain Time.

C.       Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Article 8 (and all defined terms used in the definition of any accounting term used in such Article) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Statements referred to in Article 5. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article 8, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company’s financial statements at that time, provided that, until so amended, such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

Annex A - 10

ANNEX B

Real Property Collateral

PAL Property

TRACT 1:

Outlot 1, Outlot 7, Lots 8 & 9, AURORA WEST SUBDIVISION REPLAT, Aurora, Hamilton County, Nebraska, EXCEPT that part of Outlot 1 conveyed to the State of Nebraska Department of Roads by Quit Claim Deed recorded in Book 94, Page 528.

TRACT 2:

Underground utility easement as set forth more fully in Easement (Utility and Right to Enter) dated March 7, 2007, recorded March 21, 2007 as Inst. No. 2007-00488, in Misc. Book 46, Page 146.

TRACT 3:

Underground utility easement as set forth more fully in Easement (Utility and Right to Enter) dated March 6, 2007, recorded March 21, 2007 as Inst. No. 2007-00519, in Misc. Book 46, Page 150.

TRACT 4:

Underground utility easement as set forth more fully in Easement (Utility and Right to Enter) dated February 22, 2007, recorded March 21, 2007 as Inst. No. 2007-00520, in Misc. Book 46, Page 151.

TRACT 5:

Underground utility easement as set forth more fully in Easement (Utility and Right to Enter) dated May 21, 2007, recorded May 31, 2007 as Inst. No. 2007-01052, in Misc. Book 46, Page 189.

TRACT 6:

Easement to construct, operate and maintain the Double Track Loop, together with an easement of ingress and egress thereto, granted pursuant to Double Track Loop Easement and Use Agreement dated August 1, 2006, by and between Aurora Cooperative Elevator Company and Aventine Renewable Energy Holdings, Inc., notice of which is given by Memorandum thereof dated July 24, 2007, recorded August 6, 2007 as Inst. No. 2007-01548, in Misc. Book 46, Page 234, as to Lots 8 and 9 only.

TRACT 7:

Easement to construct, maintain, operate, use and replace the Double Track Loop, together with an easement of ingress and egress thereto, granted pursuant to NELLC Track Easement and Use Agreement dated August 1, 2006, by and between Aurora Cooperative Elevator Company, Aventine Renewable Energy Holdings, Inc., and Nebraska Energy, LLC, notice of which is given by Memorandum thereof dated July 24, 2007, recorded August 6, 2007 as Inst. No. 2007-01547, in Misc. Book 46, Page 233, as to Lot 9 only.

TRACT 8:

Railroad Easement 80 feet in width located under a portion of Harvest Drive, as shown on the plat of AURORA WEST SUBDIVISION REPLAT, recorded September 5, 2007 in Plat Book 3, Plat Cabinet C, Page 287 as to Lot 9 and Outlot 1.

Annex B - 1

AE Property

PARCEL 1:

Part of Lot One (1), Aurora Business Park South Subdivision, in part of the Northeast Quarter (NE1/4) of Section Six (6), Township Ten (10) North, Range Six (6) West of the 6th P.M., Hamilton County, Nebraska, more particularly described as:

Beginning at the Southeast corner of said Lot Two (2); thence on an assumed bearing of N00°42'45"E upon and along the East line of said Lot Two (2) a distance of 136.30 feet to a point on the Southerly line of Lot Two (2), a distance of 136.30 feet to a point on Southerly line of Lot Nine (9), Aurora West Subdivision Replat; thence S76°00'54"E upon and along said Southerly line of Lot Nine (9) a distance of 203.98 feet to a point on the East line of said Lot Nine (9), thence N02°41'46"E upon and along said East line of Lot Nine (9), a distance of 335.91 feet; thence N27°00'20"E upon and along said Easterly line of Lot Nine (9) a distance of 322.63 feet, thence N89°24'13"E a distance of 101.14 feet, thence N01°00'56"E upon and along said East line of Lot Nine (9) a distance of 228.95 feet to a point on the South line of Lot Two (2), Aurora Business Park South 4th Subdivision; thence S89°11'45"E upon and along the South lines of said Lot Two (2) and Lot One (1), Aurora Business Park South 4th Subdivision, a distance of 746.18 feet to the West Right-of-Way (ROW) line of 0 Road, thence S00°48'38"W upon and along said West ROW Line a distance of 1200.06 feet to the intersection of said West ROW line and the Northerly ROW line of the Burlington Northern Railroad, thence N77°15'37"W upon and along said Northerly ROW line of the Burlington Northern Railroad, a distance of 1226.44 feet to the point of beginning.

PARCEL 2:

Aurora Business Park South Fifth Subdivision, Hamilton County, Nebraska, more particularly described as follows:

A tract of land comprising a part of the Northeast Quarter (NE1/4) of Section Six (6), Township Ten (10) North, Range Six (6) West of the 6th P.M.,, Hamilton County, Nebraska more particularly described as:

Beginning at the Southwest corner of Lot Two (2), Aurora Business Park South Subdivision, Hamilton County, Nebraska; thence on an assumed bearing of N00°47'34"E upon and along the West line of said Lot Two (2), a distance of 134.42 feet thence N86°25'38"W a distance of 826.59 feet to a point on the Northerly Right of Way (ROW) line of the Burlington Northern Railroad; thence S77°16'20"E upon and along said Northerly ROW line of the Burlington Northern Railroad a distance of 843.86 feet to the point of beginning.

PARCEL 3:

A tract of land comprising a part of Lot Two (2), Aurora Business Park South Subdivision, Hamilton County, Nebraska, more particularly described as follows:

Beginning at the Southeast corner of said Lot Two (2); thence on an assumed bearing of N00°42'45"E upon and along the East line of said Lot Two (2) a distance of 136.30 feet; thence N77°39'05"W a distance of 241.01 feet to a point on the West line of said Lot Two (2); thence S00°47'34"W upon and along said West line of Lot Two (2), a distance of 134.42 feet to the intersection of the Southwest corner of said Lot Two (2) and a point on the Northerly Right-of-Way (ROW) line of the Burlington Northern Railroad; thence S77°13'26"E upon and along the South line of said Lot Two (2), said line also being the Northerly ROW line of the Burlington Northern Railroad a distance of 241.58 feet to the point of beginning.

Annex B - 2

Parcel 4:

Lot Two (2), Aurora Business Park South Fourth Subdivision, Hamilton County, Nebraska, according to the recorded plat thereof.

AND

That Part of Lot 1, Aurora Business Park South Fourth Addition, a Subdivision as surveyed, platted and recorded in Hamilton County, Nebraska, described as follows: Beginning at the Southwest Corner of Lot 1, Aurora Business Park South Fourth Addition, said point also being the Southeast Corner of Lot 2, Aurora Business Park South Fourth Addition; thence North 00°30'49"West (Bearing Referenced to Nebraska State Plane NAD83) for 199.94 feet to the Northeast Corner of said Lot 2; thence North 89°31'44"East for 50.00 feet to the extended North line of said Lot 2; thence South 00°30'49"East for 199.92 feet parallel with and 50.00 feet East of the West line of said Lot 2 to the South line of said Lot 1; thence South 89°30'25" West for 50.00 feet to the Point of Beginning.

AW Property

TRACT 1:

Lots 5 and 6, Aurora West Subdivision Replat, Aurora, Hamilton County, Nebraska.

TRACT 2:

Railroad Easement 80 feet in width located under a portion of Harvest Drive, as shown on the plat of AURORA WEST SUBDIVISION REPLAT, recorded September 5, 2007 in Volume 3 of Book 3, Page 386.

TRACT 3:

Easement to construct, operate and maintain the Double Track Loop, together with an easement of ingress and egress thereto, granted pursuant to Double Track Loop Easement and Use Agreement dated August 1, 2006, by and between Aurora Cooperative Elevator Company and Aventine Renewable Energy Holdings, Inc., notice of which is given by Memorandum thereof dated July 24, 2007, recorded August 6, 2007 as Inst. No. 2007-01548, in Misc. Book 46, Page 234.

TRACT 4:

Easement to construct, maintain, operate, use and replace the Double Track Loop, together with an easement of ingress and egress thereto, granted pursuant to NELLC Track Easement and Use Agreement dated August 1, 2006, by and between Aurora Cooperative Elevator Company, Aventine Renewable Energy Holdings, Inc., and Nebraska Energy, LLC, notice of which is given by Memorandum thereof dated July 24, 2007, recorded August 6, 2007 as Inst. No. 2007-01547, in Misc. Book 46, Page 233, as to Lot 6 only.

TRACT 5:

Access Easement over Lot 4 as shown on the plat of AURORA WEST SUBDIVISION REPLAT, recorded September 5, 2007 in Volume 3 of Book 3, Page 386, as to Lot 6 only.

TRACT 6:

Perpetual and non-exclusive easement over, upon and under the Easement Area along with the right to enter onto the Lot 3 and Lot 4 property granted in Outer Track Loop Easement and Use Agreement recorded _______, 2016 as Document No. ________ in Book _____ at Page _____, as to Lot 6 only.

Annex B - 3

SCHEDULE 5.2

Subsidiaries

This is Schedule 5.2 to that certain Credit Agreement dated as of December 15, 2016 by and between Pacific Aurora, LLC, Pacific Ethanol Aurora East, LLC and Pacific Ethanol Aurora West, LLC and CoBank, ACB (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms defined in the Credit Agreement and not defined in this Schedule 5.2 shall have the respective meanings ascribed to them by the Credit Agreement.

Legal Name of the Company	Jurisdiction of organization and type of entity [for example, Delaware limited liability company, Colorado corporation, etc.]
Pacific Aurora, LLC	Delaware limited liability company
Pacific Ethanol Aurora East, LLC	Delaware limited liability company
Pacific Ethanol Aurora West, LLC	Delaware limited liability company

Legal Name of Subsidiary	Is the Subsidiary a Guarantor? [Yes or No]	Jurisdiction of organization and type of entity
Pacific Ethanol Aurora East, LLC	No	Delaware limited liability company
Pacific Ethanol Aurora West, LLC	No	Delaware limited liability company

SCHEDULE 5.12(e)

Environmental Matters

Prior to Pacific Ethanol’s ownership of the Aurora West facility (“Facility”), the Nebraska Department of Environmental Protection (“NDEP”) issued two Notices of Violation to Aventine Renewable Energy, dated May 1, 2015 and July 30, 2015 for alleged violations of Nebraska’s air quality regulations and Construction Permit # CP-12-012. In addition, subsequent to Pacific Ethanol’s ownership of the Facility, on October 16, 2015, the NDEP attended a performance test at the Facility and alleged violations of NDEP policies regarding the need for notification of compliance tests and excess emissions. The allegations identified in the May 1, 2015 and July 30, 2015 Notices of Violation and arising from the October 16, 2015 performance test are being addressed through negotiation of a Consent Order between Pacific Ethanol and NDEP.

SCHEDULE 6.12(b)

Collateral Assignments of Material Agreements

Corn Procurement and Supply Agreement between Pacific Aurora, LLC and Pacific Ag. Products, LLC dated December 15, 2016

Co-Product Marketing Agreement between Pacific Aurora, LLC and Pacific Ag. Products, LLC dated December 15, 2016

Ethanol Marketing Agreement between Pacific Aurora, LLC and Kinergy Marketing LLC dated December 15, 2016

Asset Management Agreement between Pacific Aurora, LLC and Pacific Ethanol, Inc. dated December 15, 2016

EXHIBIT A

Form of Revolving Term Note

REVOLVING TERM NOTE

$30,000,000	Greenwood Village, Colorado
December 15, 2016

FOR VALUE RECEIVED, pacific aurora, LLC, a limited liability company organized and existing under the laws of Delaware (“PAL”), PACIFIC ETHANOL AURORA EAST, LLC, a limited liability company organized and existing under the laws of Delaware (“AE”), and PACIFIC ETHANOL AURORA WEST, LLC, a limited liability company organized and existing under the laws of Delaware (“AW”) (PAL, AE and AW are hereinafter referred to individually and collectively as the “Company”), jointly and severally, hereby promises to pay to the order of COBANK, ACB (which, together with its endorsees, successors, and assigns, is referred to herein as “CoBank” or the “Bank”), at its office located at 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111 (or at such other place of payment designated by the holder hereof to the Company), the lesser of (i) the principal sum of THIRTY MILLION DOLLARS ($30,000,000) as reduced on the dates set forth in Section 1 below (as so reduced, the “Revolving Term Commitment”), or (ii) the aggregate unpaid principal balance of all loans made under the Revolving Term Commitment by CoBank to or for the benefit of the Company (each loan and any one or more portions of any loan being referred to herein as a “Loan”) pursuant to that Credit Agreement, dated as of even date herewith, between the Company and CoBank (as amended, restated, modified or supplemented from time to time, the “Agreement”), in lawful money of the United States of America in immediately available funds, payable together with interest thereon, as set forth below, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company, and without set-off, counterclaim or other deduction of any nature at the earlier of February 1, 2022 (the “Revolving Term Facility Expiration Date”), or as otherwise set forth below or in the Agreement. Capitalized terms not otherwise defined in this Revolving Term Note (as amended, restated, modified, supplemented, replaced, refinanced or renewed from time to time, this “Note”) shall have the respective meanings ascribed to them by the Agreement, including Annex A thereto, and the Rules of Construction set forth in such Annex A shall apply to this Note.

1.                Commitment Reductions. The Revolving Term Commitment as of the date hereof shall be in an amount equal to $30,000,000 and shall be permanently reduced by $2,500,000 on each June 1 and December 1, commencing on June 1, 2017, and continuing on each such date of each successive year thereafter through and including December 1, 2020; on the Revolving Term Facility Expiration Date, the Revolving Term Commitment shall be permanently reduced to zero dollars ($0.00). The Company shall also have the right, in its sole discretion, to permanently reduce the Revolving Term Commitment by giving CoBank ten (10) days prior written notice; provided that no Event of Default or Default has occurred or would result therefrom. Any such permanent reduction by the Company shall be made in increments of $500,000 and shall not affect the scheduled permanent reductions otherwise required hereunder.

2.                Principal Payments and Prepayments. Payments and prepayments of principal shall be due and payable as set forth in the Agreement and this Note. The entire remaining indebtedness evidenced by this Note, if not sooner paid in accordance with the terms of the Agreement or this Note, shall be due and payable on the Revolving Term Facility Expiration Date. If at any time, the aggregate principal amount of Loans outstanding exceeds the Revolving Term Commitment at such time, the Company shall immediately notify CoBank and shall immediately prepay the principal amount of the outstanding Loans in an amount sufficient to eliminate such excess.

3.                Purpose of Revolving Term Facility. The proceeds of the Revolving Term Facility shall be used to refinance the existing indebtedness of the Company and provide Working Capital for the Company, and the Company shall use the Loans for no other purpose.

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4.                Unused Commitment Fee. Accruing from the date hereof until the Revolving Term Facility Expiration Date, the Company agrees to pay to CoBank a nonrefundable commitment fee (the “Unused Commitment Fee”) equal to 0.75% per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) multiplied by the average daily positive difference between the amount of (i) the Revolving Term Commitment minus (ii) the aggregate principal amount of all Loans then outstanding. All Unused Commitment Fees shall be payable monthly in arrears on the 20th day of each month hereafter, commencing on December 20, 2016, and on the Revolving Term Facility Expiration Date.

5.                Interest Payments. The Company hereby further promises to pay to the order of CoBank, at the times and on the dates provided in the Agreement, interest on the unpaid principal amount of the Loans from the date hereof until the Payment in Full of all of the Loans at the rate or rates comprising the Interest Rate Option(s) (defined below), which the Company shall select in accordance with the terms hereof to apply to each Loan, it being understood that, subject to the provisions of this Note and the Agreement, the Company may select different Interest Rate Options to apply to the Loans and may convert to or renew one or more Interest Rate Options with respect to any one or more of the Loans; provided that in the event the Company shall fail to timely select an Interest Rate Option to apply to any one or more Loans, such Loans shall bear interest at the LIBOR Index Option, and provided further that if an Event of Default or Default exists and is continuing, the Company may not request, convert to, or renew the Quoted Rate Option for any Loans, and CoBank may demand that all existing Loans bearing interest under the Quoted Rate Option shall be converted immediately to the LIBOR Index Option, and the Company shall be obligated to pay CoBank any indemnity, costs, and expenses arising in connection with such conversion.

6.                Interest Rate Options. The Company shall have the right to select from the following interest rate options with respect to the Loans (each, an “Interest Rate Option”): (a) upon the selection of a LIBOR Index Option, the LIBOR Index Rate with a LIBOR Index Spread of 4.00% per annum (the “LIBOR Index Spread”) or (b) upon the selection of a Quoted Rate Option, the Quoted Rate with such Quoted Rate to remain fixed for such period as is confirmed to the Company by CoBank.

7.                Loans; Limitations. Under the Quoted Rate Option, a Quoted Rate may be fixed on such balance and for such period, and shall be subject to such rules and requirements as may be established by CoBank in its sole discretion in each instance, provided that: (1) the minimum fixed period hereunder shall be 180 days; (2) at no time shall more than 10 Loans to which the Quoted Rate Option applies be outstanding at any one time; and (3) amounts may be fixed in increments of $500,000 or integral multiples thereof. CoBank’s determination of the Quoted Rate shall be conclusive and binding upon the Company absent manifest error.

8.                Loan Requests. Subject to the terms and conditions of this Note and the Agreement, the Company may prior to the Revolving Term Facility Expiration Date request CoBank to make Loans and the Company may from time to time prior to the Revolving Term Facility Expiration Date request CoBank to renew or convert the Interest Rate Option applicable to an existing Loan, by delivering, in accordance with the notice provisions of the Agreement, to CoBank not later than 12:00 noon (Denver time),

(a) the same Business Day as the proposed Business Day of borrowing with respect to a Loan to which the LIBOR Index Option will apply, and (b) the same Business Day as the proposed Business Day of borrowing with respect to a Loan to which the Quoted Rate Option will apply or the last day of the preceding Quoted Rate period with respect to the conversion to or renewal of the Quoted Rate Option for a Loan, a duly completed request therefor substantially in the form of Exhibit A hereto (or a request made by CoLink or by telephone, but subject to the same deadline and containing substantially the same information, and in the case of a telephone request, immediately confirmed in writing substantially in the form of Exhibit A and delivered in accordance with the terms hereof) by physical delivery, facsimile, or electronic mail (each such request, whether telephonic or written and regardless how delivered, a “Loan Request”), it being understood that CoBank may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the amount of the proposed Loan, the Interest Rate Option to be applicable thereto, and, if applicable, the Quoted Rate period therefor (each Quoted Rate applicable to a Loan shall remain fixed for such period as is confirmed to the Company by CoBank), which amounts shall be in integral multiples of $500,000 for each Loan under the Quoted Rate Option. All notices and requests hereunder shall be given, and all borrowings and all conversions or renewals of Interest Rate Options shall occur, only on Business Days.

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9.                Incomplete Loan Requests; Consequences. If no Interest Rate Option is timely selected when a Loan is requested or with respect to the end of any applicable Quoted Rate period for a Loan or prior to a requested conversion to a Quoted Rate Option for a Loan previously subject to a different Interest Rate Option, the Company shall be deemed to have selected a LIBOR Index Option for such Loan. In no event shall the interest rate(s) applicable to principal outstanding hereunder exceed the maximum rate of interest allowed by applicable Law, as amended from time to time; any payment of interest or in the nature of interest in excess of such limitation shall be credited as a payment of principal unless the Company requests the return of such amount.

10.             Miscellaneous.

(a)              This Note is the Revolving Term Note referred to in, and is entitled to the benefits of, the Agreement and the other Loan Documents referred to therein. Reference is made to the Agreement for a description of the relative rights and obligations of the Company and CoBank, including rights and obligations of prepayment, collateral securing payment hereof, Events of Default, and rights of acceleration of maturity upon the occurrence of an Event of Default.

(b)             No delay on the part of the holder hereof in exercising any of its options, powers, or rights, or partial or single exercise thereof, shall constitute a waiver thereof. The options, powers, and rights specified herein of the holder hereof are in addition to those otherwise created or permitted by Law, the Agreement, and the other Loan Documents. There are no claims, set-offs, or deductions of any nature as of the date hereof that could be made or asserted by the Company against CoBank or against any amount due or to become due under this Note; all such claims, set-offs, or deductions are hereby waived by the Company.

(c)              Delivery of an executed signature page of this Note by telecopy or email (as a .pdf attachment thereto or otherwise) shall be as effective as delivery of a manually executed counterpart of this Note, but shall in any event be promptly followed by delivery of the original manually executed signature page (provided, however, that the failure to do so shall in no event adversely affect the rights of CoBank hereunder whatsoever). THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

[signature page follows]

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IN WITNESS WHEREOF and intending to be legally bound hereby, the Company has executed this Note as of the date hereof by its duly Authorized Officer.

COMPANY:

PACIFIC AURORA, LLC

By:
Name: Bryon T. McGregor
Title: Chief Financial Officer

PACIFIC ETHANOL AURORA EAST, LLC

By:
Name: Bryon T. McGregor
Title: Chief Financial Officer

PACIFIC ETHANOL AURORA WEST, LLC

By:
Name: Bryon T. McGregor
Title: Chief Financial Officer

[Revolving Term Note Signature Page]

EXHIBIT A

FORM OF REVOLVING TERM LOAN REQUEST

[_____________], 20[__]

To: CoBank, ACB (“CoBank”)

From: Pacific Aurora, LLC, a limited liability company organized and existing under the laws of Delaware (“PAL”), Pacific Ethanol Aurora East, LLC, a limited liability company organized and existing under the laws of Delaware (“AE”), and Pacific Ethanol Aurora West, LLC, a limited liability company organized and existing under the laws of Delaware (“AW”) (PAL, AE and AW are hereinafter referred to individually and collectively as the “Company”)

Re: Credit Agreement (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), dated as of December 15, 2016, between the Company and CoBank

Pursuant to Section 2.1(a) of the Credit Agreement, the Company hereby gives notice of its desire to receive a Revolving Term Loan in accordance with the terms set forth below (all capitalized terms used herein and not defined herein shall have the meaning given them in the Credit Agreement):

(a) The Revolving Term Loan requested pursuant to this Revolving Term Loan Request shall be made on [________], 20[__].

(b) The aggregate principal amount of the Revolving Term Loan requested hereunder is [_____________] Dollars ($[_________]).

(c) The Revolving Term Loan requested hereunder shall initially bear interest at the [select one]:

□ LIBOR Index Option; or

□ Quoted Rate Option.

PACIFIC AURORA, LLC

By: ______________________________
Name: ____________________________
Title: _____________________________

PACIFIC ETHANOL AURORA EAST, LLC

By: ______________________________
Name: ____________________________
Title: _____________________________

PACIFIC ETHANOL AURORA WEST, LLC

By: ______________________________
Name: ____________________________
Title: _____________________________

EXHIBIT B

Form of Support L/C Facility Note

SUPPORT L/C FACILITY NOTE

$500,000	Greenwood Village, Colorado
December 15, 2016

FOR VALUE RECEIVED, pacific aurora, LLC, a limited liability company organized and existing under the laws of Delaware (“PAL”), PACIFIC ETHANOL AURORA EAST, LLC, a limited liability company organized and existing under the laws of Delaware (“AE”), and PACIFIC ETHANOL AURORA WEST, LLC, a limited liability company organized and existing under the laws of Delaware (“AW”) (PAL, AE and AW are hereinafter referred to individually and collectively as the “Company”), jointly and severally, hereby promises to pay to the order of COBANK, ACB (which, together with its endorsees, successors, and assigns, is referred to herein as “CoBank” or the “Bank”), at its office located at 6340 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111 (or at such other place of payment designated by the holder hereof to the Company), the lesser of (i) the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000) as reduced on the dates set forth in Section 1 below (as so reduced, the “Support L/C Facility Commitment”) and (ii) the aggregate unpaid principal balance of all loans made under this Support L/C Facility Note (each loan and any one or more portions of any loan being referred to herein as a “Loan”), and to pay interest, as set forth below, from the date hereof until Payment in Full on the principal amount remaining from time to time outstanding at the rates set forth below, in lawful money of the United States of America in immediately available funds payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company, and without set-off, counterclaim or other deduction of any nature. This Support L/C Facility Note (as amended, restated, modified, supplemented, replaced, refinanced or renewed from time to time, this “Note”) is given pursuant to that Credit Agreement, dated as of even date herewith, between the Company and CoBank (as amended, restated, modified or supplemented from time to time, the “Agreement”). Capitalized terms not otherwise defined in this Note shall have the respective meanings ascribed to them by the Agreement, including Annex A thereto, and the Rules of Construction set forth in such Annex A shall apply to this Note.

1.                Commitment Reductions. The Company shall have the right, in its sole discretion, to permanently reduce the Support L/C Facility Commitment by giving CoBank ten (10) days prior written notice; provided that no Event of Default or Default has occurred or would result therefrom. Any such permanent reduction by the Company shall be made in increments of $100,000.

2.                Borrowing Availability. Amounts may be borrowed no later than 12:00 noon (Denver time) on February 1, 2018 (the “Support L/C Facility Expiration Date”).

3.                Purpose of Loan. The sole and exclusive purpose of this Note is to finance draws on any Letter of Credit in accordance with the terms and conditions thereof. If CoBank honors any such drafts submitted under any Letter of Credit, Company hereby irrevocably authorizes CoBank to make a loan hereunder to reimburse CoBank for such draft payments.

4.                Principal Payments. Payments and prepayments of principal shall be due and payable as set forth in the Agreement and this Note. The entire remaining indebtedness evidenced by this Note, if not sooner paid in accordance with the terms of the Agreement or this Note, shall be due and payable on the Support L/C Facility Expiration Date. If at any time, the aggregate principal amount of Loans outstanding exceeds the Support L/C Facility Commitment at such time, the Company shall immediately notify CoBank and shall immediately prepay the principal amount of the outstanding Loans in an amount sufficient to eliminate such excess.

5.                Interest Payments. The Company hereby further promises to pay to the order of CoBank, at the times and on the dates provided in the Agreement, interest on the unpaid principal amount of the Loan from the date hereof until the Payment in Full of the Loan at the rate or rates comprising the Interest Rate Option (defined below).

6.                Interest Rate Option. The Company shall pay interest in accordance with the following interest rate option with respect to the Loans (the “Interest Rate Option”): the LIBOR Index Option, which is the LIBOR Index Rate with a LIBOR Index Spread of 4.00% per annum (the “LIBOR Index Spread”).

7.                Miscellaneous.

(a)              This Note is the Support L/C Facility Note referred to in, and is entitled to the benefits of, the Agreement and the other Loan Documents referred to therein. Reference is made to the Agreement for a description of the relative rights and obligations of the Company and CoBank, including rights and obligations of prepayment, collateral securing payment hereof, Events of Default, and rights of acceleration of maturity upon the occurrence of an Event of Default.

(b)             No delay on the part of the holder hereof in exercising any of its options, powers, or rights, or partial or single exercise thereof, shall constitute a waiver thereof. The options, powers, and rights specified herein of the holder hereof are in addition to those otherwise created or permitted by Law, the Agreement, and the other Loan Documents. There are no claims, set-offs, or deductions of any nature as of the date hereof that could be made or asserted by the Company against CoBank or against any amount due or to become due under this Note; all such claims, set-offs, or deductions are hereby waived by the Company.

(c)              Delivery of an executed signature page of this Note by telecopy or email (as a .pdf attachment thereto or otherwise) shall be as effective as delivery of a manually executed counterpart of this Note, but shall in any event be promptly followed by delivery of the original manually executed signature page (provided, however, that the failure to do so shall in no event adversely affect the rights of CoBank hereunder whatsoever). THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

[signature page follows]

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IN WITNESS WHEREOF and intending to be legally bound hereby, the Company has executed this Note as of the date hereof by its duly Authorized Officer.

PACIFIC AURORA, LLC

By:
Name: Bryon T. McGregor
Title: Chief Financial Officer

PACIFIC ETHANOL AURORA EAST, LLC

By:
Name: Bryon T. McGregor
Title: Chief Financial Officer

PACIFIC ETHANOL AURORA WEST, LLC

By:
Name: Bryon T. McGregor
Title: Chief Financial Officer

[Support L/C Facility Note Signature Page]

EXHIBIT C

Form of Compliance Certificate

Pacific Aurora, LLC
Compliance Certificate

Date:_______________________________

This Certificate is delivered pursuant to the Credit Agreement dated ________, as amended, (hereinafter referred to as the "Agreement") between Pacific Aurora, LLC, Pacific Ethanol Aurora East, LLC, and Pacific Ethanol Aurora West, LLC (individually and collectively, the "Company") and CoBank, ACB ("CoBank"). Terms used herein and defined in the Credit Agreement shall have their defined meanings when used herein.

Article 8.1 - Working Capital
Required to be not less than $22,500,000 measured at each month end, increasing to $24,000,000 effective 6/30/17 and measured at each month end thereafter.

GAAP Current Assets	$0
plus: Unadvanced Portion of the Term Revolver	$0
Adjusted Current Assets		$0

GAAP Current Liabilities	$0
plus: Current Portion of Long Term Indebtedness	$0
(if not already included in Current Liabilities)
Adjusted Current Liabilities		$0

	GAAP Working Capital -->	$0

	Adjusted Working Capital -->	$0

Compliance (Yes/No)

Article 8.2 - Debt Service Coverage Ratio
Required to be not less than 1.50x, measured at each fiscal year end (beginning 12/31/17) based on the annual audit.

Net Income (after tax)	$0
plus: Depreciation & Amortization	$0
less: Non-Cash Dividends/Distributions Received	$0
less: Extraordinary Gains (plus Losses approved by	$0
CoBank)
less: Gains (plus Losses approved by CoBank) on	$0
Asset Sales
Cash Available for Debt Service		$0

Divided by: $5,000,000		$5,000,000

	DSC Ratio -->	0.00

Compliance (Yes/No)

Article 7.7 - Dividends and Related Distributions
Beginning 12/31/17, annual dividend and distribution payments allowed in a maximum amount of 40% of net income after receipt of the annual audit and prior to April 30th of such year, subject to compliance with all financial covenants. Additional intra-year dividend and distribution payments may be made so long as the Company is in compliance with all financial covenants and will remain in compliance on a pro forma basis, and working capital on a pro forma basis is not less than $30,000,000.

Intra-Year Dividends/Distributions
Intra-Year Dividends/Distributions Allowed (Yes/No)

Intra-Year Dividends/Distributions Paid Year to Date		$0

Annual Dividends/Distributions
Annual Dividends/Distributions Allowed (Yes/No)

Maximum Dividend/Distribution Payment Allowed	$0
(40% of prior year audited net income)

Annual Dividends/Distributions Paid Year to Date		$0

Compliance (Yes/No)

FINANCIAL OFFICER CERTIFICATION

The undersigned hereby certifies that the foregoing is a correct statement of financial condition and compliance as of the month end stated above, and that, during such month, there existed at no time any condition or event which constituted an event of default or which, after notice or lapse of time or both, would constitute an event of default in the performance of any covenants contained in the Credit Agreement.

By:_____________________________________________ Title:____________________________ Date:____________________________